Exhibit 10.2

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND AMONG

EASTERN 1996D LIMITED PARTNERSHIP,

EASTERN 1997D LIMITED PARTNERSHIP,

EASTERN 1998D LIMITED PARTNERSHIP,

AND

CO and PA 1999D LIMITED PARTNERSHIP,

(Seller)

AND

ALLIANCE PETROLEUM CORPORATION

(Buyer)

BARBOUR, DODDRIDGE AND TAYLOR COUNTIES, WEST VIRGINIA

ARMSTRONG, CLEARFIELD, INDIANA AND WASHINGTON COUNTIES, PENNSYLVANIA

Dated January 30, 2014

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

Defined Terms

Term	Section
AAA	4.4
Affiliates	1.3(g)
Agreed Accounting Firm	13.2
Agreement	Opening paragraph
Allocated Value	2.2
Assumed Liabilities	14.2
Bankruptcy Court	10.3
Bankruptcy Proceeding	8.1(j)
Buyer’s Environmental Liabilities	5.2
Buyer’s Representatives	3.2
Buyer	Opening paragraph
Casualty Loss	8.3(c)
Claim	14.4(b)
Claim Notice	14.4(a)
Claims and Interests	12.3(a)
Closing	12.1
Closing Amount	2.3
Closing Date	12.1
Code	2.4
Condition	5.1(a)
Contracts	1.3(f)
Cure Period	4.3(e)
Current Tax Period	9.2
Defect Threshold	11.1(d)
Defensible Title	4.1(a)
Dispute	15.10
Due Diligence Review	3.1
earned	2.3(a)
Effective Time	1.2
Environmental Assessment	3.3(a)
Environmental Deductible	5.6(b)
Environmental Defect	5.1(b)
Environmental Defect Adjustment	5.6(a)(1)
Environmental Defect Exclusion	5.6(a)(2)
Environmental Defect Notice	5.4
Environmental Defect Property	5.4
Environmental Defect Value	5.4
Environmental Expert	5.7
Environmental Law(s)	5.1(c)
Equipment	1.3(e)
Excluded Assets	1.4
Execution Date	Opening Paragraph
Final Adjustment	13.1
Final Purchase Price	13.1
Final Settlement Date	13.1
Final Settlement Statement	13.1
Governmental Entity	5.1(d)

-iv-

Defined Terms

(continued)

GP Indemnification Agreement	12.3(h)
Hazardous Materials	5.1(e)
Hydrocarbons	1.3(b)
Impact Fee	9.1(a)
Income Taxes	9.1(b)
incurred	2.3(a)
Indemnified Party	14.4(a)
Indemnifying Party	14.4(a)
Individual Title Threshold	4.3(i)
Information	8.2(b)
Initial Purchase Price	2.1
Initial Defect Notice Date	3.1
Knowledge	Article 6
Lands	1.3(a)
Leases	1.3(a)
Losses	14.3
Net Casualty Loss	8.3(c)
Net Revenue Interest	4.1(a)(1)
NORM	5.3
Notice of Defective Interest	4.3(c)
Obligations	14.2
Partial Assignment	4.2(a)
Partnership	Opening paragraph
Party, Parties	Opening paragraph
Permitted Encumbrances	4.1(b)
Person	1.3(g)
Post-Closing Cure Period	4.3(f)
Preliminary Settlement Statement	2.3
Production Taxes	9.1(c)
Property Expenses	2.3(b)
Property Taxes	9.1(d)
Purchase Price	2.1
Records	1.3(g)
Remediate; Remediation	5.1(f)
Seller	Opening paragraph
Seller Indemnified Parties	3.3(d)
Severance Taxes	9.1(e)
Shallow Assets	1.3
Shallow Wells	1.3(c)
Supplemental Defect Notice Date	3.1
Survival Period	14.1
Tax Controversy	9.5(d)
Taxes	9.1(f)
Title Arbitrator	4.4
Title Benefit	4.3(b)
Title Benefit Amount	4.3(h)
Title Benefit Notice	4.3(d)
Title Benefit Property	4.3(d)

-v-

Defined Terms

(continued)

Title Deductible	4.3(i)
Title Defect	4.3(a)
Title Defect Adjustment	4.3(f)
Title Defect Amount	4.3(g)
Title Defect Property	4.3(c)
Title Disputed Matters	4.4
Transaction	Opening paragraph
Transfer Taxes	9.1(g)
Working Interest	4.1(a)(2)

-vi-

List of Exhibits

Exhibit A	Leases
Exhibit B	Shallow Wells
Exhibit C	Contracts
Exhibit D	Form of Partial Assignment, Bill of Sale and Conveyance
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Certificate of Non-Foreign Status

List of Schedules

Schedule 2.2	Allocated Values
Schedule 6.1(a)	Seller’s Knowledge Representatives
Schedule 6.1(b)	Buyer’s Knowledge Representatives
Schedule 6.7	Status and Operation of Shallow Assets

-vii-

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated January 30, 2014 (the “Execution Date”), by and between Eastern 1996D Limited Partnership, Eastern 1997D Limited Partnership, Eastern 1998D Limited Partnership, and CO and PA 1999D Limited Partnership (each individually a “Partnership,” and collectively the “Seller”), and Alliance Petroleum Corporation, a Georgia corporation (“Buyer”), whose address is 4150 Belden Village Avenue N.W., Suite 410, Canton, Ohio, 44718. Seller and Buyer are individually referred to herein as a “Party” or collectively as the “Parties.” The transaction contemplated by this Agreement may be referred to as the “Transaction.”

RECITALS

A. Seller owns certain wellbore interests located in Barbour, Doddridge and Taylor Counties, West Virginia, and in Armstrong, Clearfield, Indiana and Washington Counties, Pennsylvania, as more fully described in Section 1.3;

B. Seller desires to sell and Buyer desires to purchase all of Seller’s interest in the Shallow Assets, as defined in Section 1.3, upon the terms and conditions set forth in this Agreement;

AGREEMENT

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, assign and deliver to Buyer, all of Seller’s right, title and wellbore interest in the Shallow Assets for the consideration specified in Article 2.

1.2 Effective Time. The purchase and sale of the Shallow Assets shall be effective as of April 1, 2013, at 12:01 a.m. Eastern Time (the “Effective Time”).

1.3 Shallow Assets. “Shallow Assets” refers to all of Seller’s right, title and interest (which are wellbore interests only) in and to the following as of the Effective Time:

(a) the wellbore interests (i.e., only such of the leaseholds as constitute the drillsite for the subject Shallow Wells, to and only to, the depth of each Shallow Well as of the Effective Time) in the oil and gas leases, subleases and other leaseholds described on Exhibit A (“Leases”), together with all amendments, supplements, renewals, extensions or ratifications thereof (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized or consolidated therewith (the “Lands”);

(b) the oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances, combustible or non-combustible, under the Leases (“Hydrocarbons”) that may be produced from the Seller’s wellbore interests under the Leases;

(c) the oil, gas, water, disposal, monitoring or injection wells located on the Lands, whether producing, shut-in, or abandoned, including those described in Exhibit B (the “Shallow Wells”) only as to the depth penetrated in each Shallow Well as of the Effective Time and all rights appurtenant to or associated with the Shallow Wells, including, without limitation, all of Seller’s right to use the surface adjacent to the Shallow Wells as is necessary to operate the Shallow Wells;

(d) the unitization and pooling agreements, declarations, orders, and the units created thereby relating to the Shallow Assets and to the production of Hydrocarbons, if any, attributable to the Shallow Assets;

(e) all equipment, machinery, fixtures and other tangible personal property and improvements, including but not limited to, tanks, boilers, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads, and other appurtenances, improvements and facilities (the “Equipment”) located on and used or held for use solely in connection with the operation of the Shallow Assets;

(f) all existing and effective operating agreements (the “Contracts”), insofar as they directly relate solely to the Shallow Assets, as described in Exhibit C, and provided, however, that “Contracts” shall not include the instruments constituting the Leases; and

(g) to the extent transferable without payment of additional consideration, copies of all lease files (Seller shall retain original lease files), land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting records, (the “Records”) in each case to the extent related to the Shallow Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable law or is restricted by any Required Consent that is not satisfied pursuant to Section 4.5, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the purchase or sale of the Shallow Assets; provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes. “Affiliates” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in this context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. “Person” shall mean any corporation, partnership (whether general, limited or otherwise), limited liability company, trust, association, joint venture, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity, or any natural person.

1.4 Other Excluded Assets. Notwithstanding anything in this Agreement to the contrary, the Shallow Assets shall not include, and there is excepted, reserved and excluded from the Transaction (the “Excluded Assets”):

(a) all partnership, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Shallow Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.3(f) and copies of any other Records retained by Seller pursuant to Section 8.3(e);

(b) all reserve estimates, economic estimates, and, to the extent excluded from Section 1.3(g), all logs, interpretive data, technical evaluations and technical outputs;

(c) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time, in accordance with the provisions of Article 9;

(d) all rights, titles, claims and interests of Seller to or under any bond or bond proceeds;

(e) all documents and instruments of Seller that may be protected by an attorney-client privilege, other than title opinions, or the work product doctrine;

(f) any refunds due Seller by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Shallow Assets with respect to any period of time prior to the Effective Time;

(g) any causes of action, claims, rights, indemnities or defenses available to or benefiting Seller with respect to any period of time prior to the Effective Time; and

(h) all amounts due or payable to Seller as adjustments to insurance premiums related to the Shallow Assets with respect to any period prior to the Effective Time.

1.5 Deep Rights. For the avoidance of doubt, Seller owns no rights in any formation below the top of the Rhinestreet formation within the State of West Virginia, and Seller owns no rights below the top of the Marcellus zone in the Commonwealth of Pennsylvania. Nothing in this Agreement shall be construed as transferring or granting any rights below the top of the Rhinestreet formation in the State of West Virginia or below the top of the Marcellus zone in the Commonwealth of Pennsylvania, because Seller does not own any rights to any formation below the top of such Rhinestreet formation or any rights to any formation below the top of the Marcellus zone.

ARTICLE 2

PURCHASE PRICE

2.1 Purchase Price. The purchase price for the Shallow Assets shall be One Million Nine Hundred Ninety Seven Thousand Four Hundred Thirty Six Dollars and Eight Cents ($1,997,436.08) (the “Initial Purchase Price”), subject to adjustment in accordance with the terms and conditions set forth in this Agreement (as adjusted, the “Purchase Price”). After Closing, final adjustments to the Purchase Price shall be made pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1 and payments made by Buyer or Seller as provided in Section 13.1.

2.2 Allocation of the Purchase Price. The Initial Purchase Price is allocated among the Shallow Assets as set forth on Schedule 2.2, which amounts shall be referred to as the “Allocated Value.”

2.3 Adjustments to Purchase Price and Preliminary Settlement. The Purchase Price shall be adjusted according to this Section 2.3 without duplication. Seller shall deliver to Buyer at least two (2) business days prior to Closing a draft settlement statement (“Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement. The Preliminary Settlement Statement will be used to adjust the Purchase Price at Closing, which adjusted amount is referred to herein as the “Closing Amount.”

(a) Proration of Costs and Revenues. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Shallow Assets from and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Shallow Assets from or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses (as defined in Section 2.3(b) below) incurred from and after the Effective Time. Seller shall be entitled to all Hydrocarbon production from or attributable to the Shallow Assets prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Shallow Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time. The terms “earned” and “incurred,” as used in this Agreement shall be interpreted in accordance with generally accepted accounting principles utilized by Seller, except as otherwise specified herein. For purposes of allocating production (and accounts receivable with respect thereto), under this Section 2.3(a), (i) liquid Hydrocarbons, including natural gas liquids, shall be deemed to be “from or attributable to” the Shallow Assets when they pass through the pipeline connecting into the storage facilities into which they are run or into tanks connected to the Shallow Wells and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Shallow Assets when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Seller shall provide to Buyer, all data reasonably necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b) Property Expenses. The term “Property Expenses” means all capital expenses (including all capital expenditures authorized by Section 8.1(a)) and operating expenses incurred in the ownership, development and operation of the Shallow Assets in the ordinary course of business and, where applicable, in accordance with any relevant operating agreement, if any, and all Lease rental and maintenance costs, net profit payments, royalties, overriding royalties and other similar burdens incurred in connection with the Leases or the production and sale of Hydrocarbons therefrom, but excluding Production Taxes (which shall be apportioned as of the Effective Time in accordance with Article 9). Property Expenses shall not include overhead for the period between the Effective Time and the Closing Date.

(c) Upward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted upward, without duplication, by the following:

(1) The aggregate amount of the following proceeds actually received by Buyer: (i) proceeds from the sale of Hydrocarbons attributable to the Shallow Assets (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production from the Shallow Assets, gathering, processing and transportation costs and any Severance Taxes not reimbursed to Buyer by the purchaser of Hydrocarbon production from the Shallow Assets) produced from or attributable to the Shallow Assets for periods prior to the Effective Time, and (ii) other proceeds earned with respect to the Shallow Assets for periods prior to the Effective Time;

(2) The amount of all Property Expenses and other costs attributable to the ownership and operation of the Shallow Assets for the period from and after the Effective Time which are actually paid by Seller and incurred by Seller, except any Property Expenses and other such costs already deducted in the determination of proceeds in Section 2.3(c)(1);

(3) An amount equal to the value of (i) all oil and other Hydrocarbons produced from the Shallow Assets in pipelines or flowlines or in tanks above the pipeline sales connection (exclusive of any brine, sludge or water that may be present in the oil storage tanks), in each case that at the Effective Time, estimated based on run tickets as of the Effective Time, is credited to Seller’s interest in the Shallow Assets and (ii) all unsold inventory of gas plant products attributable to Seller’s interests in the Shallow Assets at the Effective Time, each such value to be the contract price in effect as of the Effective Time or, in the absence of an applicable contract price, the average price per unit for sales of production for the respective production period attributable to the Shallow Assets as of the Effective Time, less any applicable royalties, overriding royalties or other burdens;

(4) The amount of all Production Taxes allocated to Buyer pursuant to Article 9 that are actually paid by Seller; and

(5) Any other amount provided for in this Agreement or otherwise agreed to by Buyer and Seller.

(d) Downward Adjustments. To calculate the Closing Amount, the Purchase Price shall be adjusted downward, without duplication, by the following:

(1) An amount equal to the Title Defect Adjustment, if any, pursuant to Section 4.3(e);

(2) An amount equal to the Environmental Defect Adjustment, if any, pursuant to Section 5.6(a)(1) or Section 5.6(a)(2);

(3) An amount equal to the Allocated Value of any Shallow Assets not conveyed at Closing due to the failure to obtain a Required Consent to assign in accordance with Section 4.5(a);

(4) The aggregate amount of the following proceeds actually received by Seller: (i) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Severance Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Shallow Assets during the period between the Effective Time and the date the Final Settlement Statement is executed by Seller and Buyer, and (ii) other proceeds earned with respect to the Shallow Assets during the period from and after the Effective Time and the date the Final Settlement Statement is executed by Seller and Buyer;

(5) The amount of all Property Expenses and other costs attributable to the ownership and operation of the Shallow Assets for the period prior to the Effective Time which are actually paid by Buyer, except any Property Expenses and other such costs already deducted in the determination of proceeds in Section 2.3(d)(4);

(6) The value of any Casualty Loss pursuant to Section 8.3(c);

(7) An amount equal to the revenue held in suspense by Seller for royalties, overriding royalties and similar leasehold burdens attributable to the Shallow Assets and handled in accordance with Section 8.1(i);

(8) The amount of all Production Taxes allocated to Seller pursuant to Article 9 that are actually paid by Buyer; and

(9) Any other amount provided in this Agreement or otherwise agreed to by Buyer and Seller.

2.4 Allocations for Federal Income Tax Purposes. Buyer and Seller acknowledge that, under Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), Buyer and Seller must report information regarding the allocation of the Purchase Price to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period that includes the Closing Date. Buyer and Seller agree that the Allocated Values set forth in Schedule 2.2 (taking into account any adjustment to the Initial Purchase Price pursuant to this Agreement) shall be used by them in preparing their respective Form 8594. The Parties shall not take any income tax position (whether in audits, on tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 3

BUYER’S INSPECTION

3.1 Due Diligence. Upon execution of this Agreement, but subject to the other provisions of this Agreement (including this Section 3.1) and obtaining any required consents of third parties (with respect to which consents Seller shall use its commercially reasonable efforts to obtain, provided however, that Seller shall not be required to provide consideration, incur any expense or undertake any obligations to or for the benefit of such third parties), Seller will afford Buyer reasonable access to the Shallow Assets during normal business hours for inspection and review to permit Buyer to perform its due diligence (such due diligence, the “Due Diligence Review”) as hereinafter provided. All pre-Closing notices pertaining to the Due Diligence Review must be received by Seller no later than 5:00 p.m., Eastern Time, three (3) business days prior to the Closing Date (the “Initial Defect Notice Date”). All post-Closing notices pertaining to the Due Diligence Review must be received by Seller no later than 5:00 p.m., Eastern Time, thirty (30) days after Closing (the “Supplemental Defect Notice Date”).

3.2 Access to Records. From the date hereof and through the Closing Date, Seller shall provide Buyer, and its counsel, accountants and other representatives (“Buyer’s Representatives”), reasonable access during Seller’s normal business hours to the Records to enable Buyer to complete its Due Diligence Review. Seller shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Shallow Assets in order that Buyer may conduct its Due Diligence Review. The Due Diligence Review conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.

3.3 On-Site Inspection.

(a) Seller hereby consents to Buyer conducting, prior to Closing and upon advance written notice to Seller, at Buyer’s sole risk and expense, (i) on-site inspections; and (ii) an ASTM Phase One Environmental Assessment (an “Environmental Assessment”) of the Shallow Assets but only to the extent that Seller may grant such right without violating any obligations to any third party (provided that Seller shall use its commercially reasonable efforts to promptly obtain any necessary third-party consents to any Environmental Assessment to be conducted by Buyer). The Environmental Assessment shall not include sampling activities or other environmental testing. In connection with any Environmental Assessment, Buyer agrees not to interfere with the normal operation of the Shallow Assets and agrees to comply with all requirements and safety policies of the operator. Seller shall have the right to be present during any Environmental Assessment of the Shallow Assets.

(b) In the event Buyer performs any Environmental Assessment on a portion of the Shallow Assets, Buyer shall provide Seller promptly, but not later than the Supplemental Defect Notice Date, copies of all reports (whether in draft or final form), test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer’s Representatives and which contain information collected or generated from the Environmental Assessment conducted with respect to such Shallow Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Shallow Assets or to the accuracy of said documents or the information contained therein.

(c) Upon completion of Buyer’s Due Diligence Review, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair any damage done to the Shallow Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of third-party operators, (ii) restore the Shallow Assets to substantially the same condition that existed prior to commencement of Buyer’s due diligence, to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Shallow Assets in connection with Buyer’s Due Diligence Review. Any disturbance to the Shallow Assets (including any real property or other fixtures associated with such Shallow Assets) resulting from Buyer’s Due Diligence Review will be promptly corrected by Buyer upon completion of Buyer’s Due Diligence Review.

(d) During all periods that Buyer, and/or any of Buyer’s Representatives are on the Shallow Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts consistent with industry standards. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller, its Affiliates, their respective successors and assigns and the respective managers, members, shareholders, officers, directors, employees, representatives, consultants and agents of all of the foregoing (“Seller Indemnified Parties”) as additional insureds, (iii) waive subrogation against Seller Indemnified Parties, (iv) be maintained for three (3) years following Buyer’s and/or Buyer’s Representatives Due Diligence Review, and (v) provide for thirty (30) days’ prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Buyer shall deliver a certificate of insurance to Seller prior to entering upon the Shallow Assets.

3.4 Indemnification. BUYER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES AND EACH OF THE OPERATORS OF THE SHALLOW ASSETS, SELLER AND ITS AFFILIATES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT, ON-SITE INSPECTION, ENVIRONMENTAL ASSESSMENT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY REPRESENTATIVE OF BUYER WITH RESPECT TO THE SHALLOW ASSETS, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A SELLER INDEMNIFIED PARTY, EXCEPTING ONLY LIABILITIES RESULTING FROM OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNIFIED PARTY.

ARTICLE 4

TITLE MATTERS

4.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a) “Defensible Title” means such ownership of record deducible from the applicable county and state records, such that a prudent person engaged in the business of the ownership, development and operation of oil and gas leasehold and properties and having knowledge of all of the facts and their legal bearing would be willing to accept the same, to each Shallow Well, that, subject to and except for Permitted Encumbrances as defined in Section 4.1(b):

(1) Entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from any Shallow Well throughout the duration of the productive life of such Shallow Well after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests, production payments or other similar burdens on or measured by production of Hydrocarbons (a “Net Revenue Interest”), of not less than the Net Revenue Interest shown in Exhibit B for such Shallow Well, except for (i) decreases in connection with those operations in which Seller may, from and after the Execution Date, be a non-consenting co-owner (to the extent permitted pursuant to Sections 8.1(a) or 8.1(b)), (ii) decreases resulting from the establishment or amendment of drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Execution Date, and (iii) as otherwise stated in Exhibit B;

(2) Obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production relating to any Shallow Well throughout the productive life of such Shallow Well (“Working Interest”) not greater than the Working Interest shown in Exhibit B for such Shallow Well without increase, except (i) increases to the extent that they are accompanied by a proportionate increase in Seller’s Net Revenue Interest, (ii) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under applicable joint operating agreements, and (iii) as otherwise stated in Exhibit B; and

(3) is free and clear of liens, encumbrances, obligations, security interests or pledges arising by, through or under Seller, but not otherwise.

(b) “Permitted Encumbrances” means:

(1) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens attributable to the Shallow Assets if the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests below those set forth in Exhibit B;

(2) liens affecting the Shallow Assets for Taxes or assessments not yet due and delinquent or, if delinquent, are being contested in good faith through appropriate proceedings;

(3) all rights to consent by, required notices to, filings with, or other actions by Governmental Entities, in connection with the conveyance of the applicable Shallow Asset if the same are customarily sought after such conveyance;

(4) rights of reassignment contained in any Leases, or assignments thereof, providing for reassignment upon the surrender or expiration of any Leases;

(5) easements and other rights with respect to surface operations, on, over or in respect of any of the Shallow Assets or any restriction on access thereto that do not materially interfere with the operation of the affected Shallow Asset as currently conducted;

(6) materialmen’s, mechanics’, operators’ or other similar liens arising in the ordinary course of business affecting the Shallow Assets if such liens and charges (i) have not been filed pursuant to law and the time for filing such liens and charges has expired, (ii) if filed, have not yet become due and payable, or (iii) are being contested in good faith through appropriate proceedings;

(7) such Title Defects as Buyer has waived;

(8) any defects, irregularities or deficiencies in title to Easements that do not materially adversely affect the value of any Shallow Asset;

(9) the Contracts set forth on Exhibit C;

(10) the consents to assignment referenced in Section 4.5(a) to the extent they are extinguished in the Bankruptcy Proceeding;

(11) all rights reserved to or vested in any Governmental Entity to control or regulate any of the Shallow Assets in any manner, and all obligations and duties under all applicable laws or under any franchise, grant, license or permit issued by any such Governmental Entity;

(12) any liens burdening the Shallow Assets that will be released at or before Closing, as contemplated by this Agreement;

(13) matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold and Aggregate Deductible set forth in Section 4.3(i);

(14) liens granted under applicable joint operating agreements pertaining to the Shallow Assets for amounts not yet delinquent; and

(15) all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Shallow Assets that do not (or would not upon foreclosure or other enforcement) reduce the Net Revenue Interest set forth in Exhibit B, or prevent the receipt of proceeds of production therefrom, increase the share of costs above the Working Interest set forth in Exhibit B (unless accompanied by a proportionate increase in Seller’s Net Revenue Interest) or materially interfere with or detract from the ownership, operation, value or use of the Shallow Assets.

4.2 Title Representations.

(a) Defensible Title Representation. Subject to the limitations set forth in Section 4.2(c), Seller represents and warrants to Buyer that, as of the Effective Time and as of the Closing Date, its title to the Shallow Wells is Defensible Title. Except as set forth in this Section 4.2(a) and the Partial Assignment, Bill of Sale and Conveyance to be delivered at Closing, a form of which is attached hereto as Exhibit D (the “Partial Assignment”), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to the Shallow Wells, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Shallow Wells before Closing, shall be Buyer’s right to adjust the Purchase Price to the extent provided in this Article 4 or terminate this Agreement pursuant to Section 11.1.

(b) Intentionally Omitted.

(c) Exclusive Remedy. With the exception of the special warranty of title in the Partial Assignment, (i) the representation and warranty in Section 4.2(a) shall terminate as of the Closing Date and shall have no further force and effect thereafter, and (ii) Section 4.3 shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Shallow Wells. Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 4 results from any matter which could also result in the breach of any representation or warranty of Seller under Article 6 of this Agreement, then Buyer shall only be entitled to assert such matter before Closing as a Title Defect to the extent permitted by this Article 4. Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty under Article 6.

4.3 Title Adjustment Procedures.

(a) Title Defect. As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, condition or other matter (including a discrepancy in Net Revenue Interest or Working Interest) that causes a breach of Seller’s representation and warranty in Section 4.2(a). Notwithstanding the foregoing, the following shall not be considered Title Defects:

(1) defects based solely on lack of information in Seller’s files;

(2) defects in the chain of title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides clear and convincing evidence that such failure or omission has resulted in another person’s actual and superior claim of title to the relevant Shallow Asset;

(3) defects based on failure to record Leases issued by any state or federal Governmental Entity, or any assignments of such Leases, in the real property, conveyance or other records of the county in which such Property is located;

(4) defects arising out of lack of survey, unless a survey is expressly required by applicable laws or regulations;

(5) defects asserting a change in Working Interest or Net Revenue Interest based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring on or after the Execution Date;

(6) defects arising out of lack of corporate or other entity authorization unless Buyer provides a reasonable basis for the assertion that such corporate or other entity action was not authorized and results in another person’s actual and superior claim of title to the relevant Shallow Asset; and

(7) defects that have been cured by applicable laws of limitations or prescription.

(b) Title Benefit. As used in this Agreement, the term “Title Benefit” shall mean any right, circumstance or condition that operates to increase the Net Revenue Interest being assigned to Buyer in any Shallow Well above that shown for such Shallow Well in Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit B.

(c) Notice of Defective Interest. Buyer shall advise Seller in writing of any matters that in Buyer’s reasonable opinion constitute a Title Defect with respect to Seller’s title to all or any portion of the Shallow Wells (“Notice of Defective Interest”). The Notice of Defective Interest shall be in writing and contain the following: (i) a description of the alleged Title Defect(s), (ii) the Shallow Wells (and the applicable zone(s) therein) affected by the alleged Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documentation reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Buyer agrees that it will use reasonable efforts to furnish Seller once every two (2) weeks, commencing on the fourteenth (14th) day following the date of this Agreement until the Initial Defect Notice Date, written notice of any Title Defect that any officer of Buyer or its Affiliates discovers or learns during such two (2) week period, which may be preliminary in nature and supplemented prior to the Supplemental Defect Notice Date; provided, however, that the failure of Buyer to give Seller any such preliminary notices shall not waive any Title Defects or constitute a breach of this Agreement. Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount, all Title Defects for which a Notice of Defective Interest has been submitted prior to the Initial Defect Notice Date shall be adjusted for in accordance with Section 4.3(f) and Section 4.3(g) on the Preliminary Closing Statement.

(i) From the Closing Date through the Supplemental Defect Notice Date, Buyer may deliver to Seller an additional Notice of Defective Interests for any Title Defects Buyer identifies during such period. Any Title Defect not identified on a Notice of Defective Interests delivered on or before the Supplemental Defect Notice Date shall be deemed to have been waived by Buyer. Buyer’s sole remedy for a Title Defect identified on a Notice of Defective Interest (delivered on or after the Initial Defect Notice Date and on or before the Supplemental Defect Notice Date) shall be an adjustment to the Initial Purchase Price (subject to all of the conditions set forth in this Article 4); provided, however, the sum of (x) aggregate adjustments for Title Defects (net of Title Benefits) and Environmental Defects asserted on before the Initial Defect Notice Date and Casualty Losses reflected on the Preliminary Settlement Statement plus (y) the sum of Title Defects (net of Title Benefits) described in the Notice of Defective Interest and the sum of Environmental Defects described on the Environmental Defect Notice, both delivered after the Closing Date but on or before the Supplemental Defect Notice Date, shall not exceed twenty percent (20%) of the Initial Purchase Price. For the avoidance of doubt, Buyer’s ability to raise Title Defects and Environmental Defects between the Closing Date and on or before the Supplemental Defect Notice Date shall not allow Buyer to raise more Title Defects and Environmental Defects (or be entitled to any adjustment to the Initial Purchase Price for) than it would have been allowed if no post-Closing Due Diligence Review were allowed hereunder. The provisions of Sections 4.3(e), (f), (g) and (i) and Section 4.4 shall apply to the Title Defects identified in the Notice of Defective Interests delivered pursuant to this Section 4.3(c)(i), and the Final Settlement Statement shall reflect all appropriate adjustments to the Initial Purchase Price permitted by this Section 4.3(c)(i).

(d) Notice of Title Benefits. No later than 5:00 p.m. Eastern Time on the Supplemental Defect Notice Date, Seller shall have the right, but not the obligation, to advise Buyer in writing of any matters that in Seller’s reasonable opinion constitute a Title Benefit with respect to Seller’s title to all or any portion of the Shallow Wells (a “Title Benefit Notice”). The Title Benefit Notice shall be in writing and contain the following: (i) a description of the Title Benefit, (ii) the Shallow Wells (and the applicable zone(s) therein) affected by the Title Benefit (“Title Benefit Property”), (iii) the Allocated Values of the Shallow Wells (and the applicable zone(s) therein) subject to such Title Benefit, and (iv) the amount by which the Seller reasonably believes the Allocated Value of those Shallow Wells (and the applicable zone(s) therein) is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller shall be deemed to have waived all Title Benefits of which it has not given notice prior to 5:00 p.m. Eastern Time on the Supplemental Defect Notice Date. Buyer shall promptly furnish Seller with written notice of any Title Benefit which is discovered by Buyer or any of its representatives while conducting Buyer’s title review, due diligence or investigation with respect to the Shallow Wells.

(e) Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to the Closing (the “Cure Period”), to Buyer’s reasonable satisfaction, any Title Defects of which it has been advised by Buyer. Seller shall also have the right, but not the obligation to attempt, at its sole cost, to cure prior to the date it delivers the Final Settlement Statement to Buyer’s reasonable satisfaction any Title Defect described in the Notice of Defective Interest delivered after the Closing Date but on or before the Supplemental Defect Notice Date.

(f) Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto, in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.3(c) actually exists and is not waived by Buyer or cured to Buyer’s reasonable satisfaction on or before the end of the Cure Period, Seller shall convey the Title Defect Property to Buyer at Closing with a reduction to the Purchase Price, provided, however, that Seller shall retain the right to cure such Title Defects after Closing, as set forth herein. The reduction to the Purchase Price contemplated by the foregoing sentence shall equal the amount of the aggregate Title Defect Amounts for all such Title Defects as determined pursuant to Section 4.3(g), subject to the Individual Title Threshold and the Aggregate Deductible set forth in Section 4.3(i), less an amount equal to the aggregate of all Title Benefit Amounts (as so calculated, the “Title Defect Adjustment”). Seller shall have one hundred twenty (120) days after the Closing Date (the “Post-Closing Cure Period”) in which to attempt to cure any such Title Defects to Buyer’s reasonable satisfaction, subject to the continuing application of the Individual Title Threshold and the Aggregate Deductible. Buyer shall use good faith efforts to cooperate with Seller’s efforts to cure such Title Defects. If Seller cures any such Title Defect to Buyer’s reasonable satisfaction prior to the end of the Post-Closing Cure Period, then the Title Defect Amount with respect to the Title Defect that is so cured shall promptly be paid to Seller. If the Parties are unable to agree as to whether the Title Defect has been cured to Buyer’s reasonable satisfaction, the provisions of Section 4.4 shall apply as written and the Title Arbitrator shall be selected within fifteen (15) business days following the end of the Post-Closing Cure Period.

(g) Title Defect Amount. The “Title Defect Amount” means the amount by which the Allocated Value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(1) if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove the Title Defect from the Title Defect Property;

(3) if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated in Exhibit B for such Title Defect Property, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit B; and

(4) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1), (2), or (3) above, the Title Defect Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Defect Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit B; (ii) the Allocated Value of the Title Defect Property; (iii) the portion of the Title Defect Property affected by the Title Defect; (iv) the legal effect of the Title Defect; (v) the values placed upon the Title Defect by Buyer and Seller and (vi) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this Article 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.

(h) Title Benefit Amount. “Title Benefit Amount” means the amount by which the Allocated Value of the Title Benefit Property affected by such Title Benefit is increased as a result of the existence of such Title Benefit and shall be determined in accordance with the following methodology, terms and conditions:

(1) if Buyer and Seller agree on the amount of the Title Benefit, that amount shall be the Title Benefit Amount;

(2) if the Title Benefit represents an increase between (A) the Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest set forth in Exhibit B for such Title Benefit Property, then the Title Benefit Amount shall be an amount equal to the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest and the denominator of which is the Net Revenue Interest set forth in Exhibit B; and

(3) if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the following factors: (i) any discrepancy between (A) the Net Revenue Interest or Working Interest for any Title Benefit Property and (B) the Net Revenue Interest or Working Interest stated in Exhibit B; (ii) the Allocated Value of the Title Benefit Property; (iii) the portion of the Title Benefit Property affected by the Title Benefit; (iv) the legal effect of the Title Benefit; and (v) such other reasonable factors as are necessary to make a proper evaluation; and

(4) if a Title Benefit Property has no Allocated Value, then such Title Benefit Property shall have no Title Benefit Amount.

(i) Title Thresholds and Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed Ten Thousand Dollars ($10,000.00) (“Individual Title Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Threshold unless the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Threshold (excluding any Title Defects cured by Seller) less the aggregate Title Benefit Amounts, exceed two percent (2%) of the Initial Purchase Price (“Title Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Title Deductible.

4.4 Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 4.4: (i) the existence and scope of a Title Defect or Title Benefit, (ii) the Title Defect Amount or Title Benefit Amount, as the case may be, relating to the portion of the Shallow Asset affected by a Title Defect or Title Benefit and (iii) the adequacy of Seller’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. All Title Disputed Matters that are unresolved by the Parties shall be exclusively and finally resolved by arbitration pursuant to this Section 4.4. There shall be a single arbitrator, who shall be (i) a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the region in which the subject Lease and Lands are located (“Title Arbitrator”) who shall not have performed any services for either Party during the previous five (5) years, as selected by mutual agreement of Buyer and Seller within fifteen (15) business days after the end of the Cure Period, and absent such mutual agreement, by the Pittsburgh, Pennsylvania office of the American Arbitration Association (the “AAA”). The arbitration proceeding shall be held in Pittsburgh, Pennsylvania and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 4.4. The Title Arbitrator’s determination shall be made within fifteen (15) business days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Title Arbitrator shall be bound by the rules set forth in this Article 4 and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the expert or arbitrator, including petroleum engineers. The Title Arbitrator shall act as an expert for the limited purpose of determining the Title Disputed Matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Each Party may submit only one Title Defect Amount with respect to each alleged Title Defect and one Title Benefit Amount with respect to each Title Benefit (provided that the foregoing shall not be construed to preclude a Party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit). Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third-party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of the award with respect to a Title Disputed Matter, Buyer shall pay to Seller the amount, if any, awarded by the Title Arbitrator, plus the interest accrued on such amount.

4.5 Consents; No Preferential Rights. The remedies set forth in this Section 4.5 are the exclusive remedies under this Agreement for consents to assign.

(a) Consents. Certain of the Leases provide that they cannot be assigned without the consent of their lessors. Such consents to assignment shall be addressed in the Bankruptcy Proceeding.

(b) No Preferential Purchase Rights. No preferential rights to purchase exist with respect to the sale of any of the Shallow Assets.

ARTICLE 5

ENVIRONMENTAL MATTERS

5.1 Definitions. For the purposes of the Agreement, the following terms shall have the following meanings:

(a) “Condition” means any circumstance, occurrence, status or defect that requires Remediation to comply with Environmental Laws.

(b) “Environmental Defect” means a Condition in, on, under or relating to a particular Shallow Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments) that causes a particular Shallow Asset to be in violation of an Environmental Law, if the lowest estimated cost of Remediation of that particular Shallow Asset alone exceeds Ten Thousand Dollars ($10,000.00) per Condition.

(c) “Environmental Law” or “Environmental Laws” shall mean, as of the Execution Date, any federal, state or local law (including the common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to: (a) pollution or pollution control, including stormwater discharge; (b) protection of human health from exposure to Hazardous Materials or protection of the environment; (c) employee safety in the workplace; or (d) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials. “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f-300, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. §2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq., the Endangered Species Act, and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(d) “Governmental Entity” means any national, state or local government or any subdivision, agency, court, commission, department, board, bureau, regulatory authority or other division or instrumentality thereof.

(e) “Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, or radioactive material, including Hydrocarbons, oil, or petroleum waste, or which is otherwise regulated or restricted under any Environmental Law.

(f) “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, removal action, remedial action, response action, corrective action, mitigation, treatment or cleanup of Hazardous Materials or other similar actions as required by any applicable Environmental Laws from soil, land surface, groundwater, sediment, surface water, or subsurface strata or otherwise for the general protection of human health and the environment.

5.2 Environmental Liabilities and Obligations. Upon Closing, Buyer agrees to assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations accruing or relating to and release Seller and its Affiliates, and their respective successors and assigns and each of their respective stockholders, directors, officers, employees, advisors, agents and representatives from all Losses (including any civil fines, penalties, costs of assessment, clean-up, removal and Remediation, and expenses for the modification, repair or replacement of facilities on the Lands brought or assessed by any and all persons, including any Governmental Entity, as a result of any personal injury, illness or death, any damage to, destruction or loss of property, and any damage to natural resources (including soil, air, surface water or groundwater) to the extent any of the foregoing directly or indirectly is caused by, relates to, or otherwise involves any Condition of the Shallow Assets whether created or attributable to periods either before or after the Effective Time, including the presence, disposal or release of any Hazardous Material of any kind in, on or under the Shallow Assets or the Lands (collectively, “Buyer’s Environmental Liabilities”).

5.3 NORM, Wastes and Other Substances. Buyer acknowledges that the Shallow Assets have been used for the exploration, development, and production of Hydrocarbons and that there may be petroleum, produced water, wastes, or other substances or materials located in, on or under the Shallow Assets or associated with the Shallow Assets. Equipment and sites included in the Shallow Assets may contain Hazardous Materials, including naturally occurring radioactive material (“NORM”). NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on or included in the Shallow Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Shallow Assets.

5.4 Environmental Defect Notice. Buyer shall give Seller written notice of any Environmental Defect as to which Buyer has knowledge prior to the Initial Defect Notice Date (“Environmental Defect Notice”). An Environmental Defect Notice shall contain the following: (i) a description of the Condition in, on, under or relating to the Shallow Asset that causes the alleged Environmental Defect; (ii) a description of the particular Shallow Asset affected by the alleged Environmental Defect (each an “Environmental Defect Property”); (iii) the Allocated Value of each Environmental Defect Property; (iv) supporting documentation reasonably necessary for Seller (as well as any consultant hired by Seller) to verify the existence of the alleged Environmental Defect(s), and (v) Buyer’s estimated cost to Remediate the alleged Environmental Defect and supporting documentation reasonably necessary to verify such estimate (the “Environmental Defect Value”).

5.5 Seller’s Right to Remediate. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate at any time prior to Closing any Environmental Defect of which it has been advised by Buyer prior to the Initial Defect Notice Date. Seller shall also have the right, but not the obligation, to attempt, at its sole cost, at any time within the Post-Closing Cure Period after the delivery of an Environmental Defect Notice after Closing but on or before the Supplemental Defect Notice Date to cure those Environmental Defects described in such Environmental Defect Notice.

5.6 Defect Adjustments. Upon delivery of a timely Environmental Defect Notice, the Parties shall proceed as follows:

(a) With respect to each Environmental Defect asserted by Buyer on or before the Initial Defect Notice Date, Seller may elect, in its sole discretion, on or before the date that is two (2) days prior to Closing, to:

(1) reach agreement with Buyer on the existence of the Environmental Defect and subject to the Environmental Deductible set forth in Section 5.6(b), adjust the Purchase Price by the Environmental Defect Value of the Environmental Defect Property (the “Environmental Defect Adjustment”), whereupon Seller shall convey the Environmental Defect Property to Buyer at Closing and Buyer shall thereafter assume all liability for Remediation of the Environmental Defect Property;

(2) if the Parties are unable to reach agreement as to the existence of an Environmental Defect or the Environmental Defect Value or if the Environmental Defect Value exceeds the Allocated Value of the Environmental Defect Property, then Seller may remove the Environmental Defect Property from the Transaction and reduce the Purchase Price by the Allocated Value of the Environmental Defect Property (an “Environmental Defect Exclusion”). Seller shall have until the end of the Post-Closing Cure Period to attempt to Remediate any such Environmental Defect. If Seller Remediates any such Environmental Defect prior to the end of the Post-Closing Cure Period, Seller shall convey the subject Environmental Defect Property to Buyer, then Buyer shall promptly pay the amount of the Allocated Value to Seller, less any proceeds from the subject Environmental Defect Property after the Effective Time received and retained by Seller (net of Property Expenses paid by Seller attributable to such period). Seller’s election to Remediate an Environmental Defect after Closing is subject to Buyer’s agreement (which shall not be unreasonably withheld or delayed) to acquire the Environmental Defect Property which is not Remediated prior to Closing, with the Buyer to have no further claim after Closing with respect to the Environmental Defect that is so Remediated; or

(3) challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Value asserted by Buyer pursuant to Section 5.7.

(b) There shall be no reduction to the Purchase Price or other remedies provided by Seller for any Environmental Defect unless the Environmental Defect Values of all Environmental Defects in the aggregate (excluding any Environmental Defect Remediated by Seller), exceed two percent (2%) of the Initial Purchase Price (the “Environmental Deductible”) after which point Buyer shall be entitled to adjustments to the Purchase Price and remedies only with respect to such Environmental Defect in excess of such Environmental Deductible.

(c) With respect to any Environmental Defect asserted by Buyer after the Closing but on or before Supplemental Defect Notice Date, Seller may elect, in its sole discretion, during the post-Closing Cure Period to:

(1) reach agreement with Buyer on the existence of the Environmental Defect and subject to the Environmental Deductible set forth in Section 5.6(b), and reach agreement with the Buyer as to the Environmental Defect Adjustment to be included on the Final Settlement Statement. For the avoidance of doubt, the Environmental Defect Values of the Environmental Defects asserted prior to the Initial Defect Notice Date plus the Environmental Defect Values for the Environmental Defects asserted on or before the Supplemental Defect Notice Date must together, not separately, exceed the Environmental Deductible before there is any adjustment to the Purchase Price.

(2) attempt to remediate the Environmental Defect during the Post-Closing Time Period and, if it does so to Buyer’s reasonable satisfaction, there shall be no adjustment to the Purchase Price therefor on the Final Settlement Statement; or

(3) challenge the existence and/or scope of the Environmental Defect and/or Environmental Defect Value asserted by Buyer pursuant to Section 5.7.

provided, however, notwithstanding any provision herein to the contrary, the sum of the (x) aggregate adjustments for Title Defects (net of Title Benefits) and Environmental Defects asserted on or before the Initial Defect Notice Date and net Casualty Losses reflected on the Preliminary Settlement Statement plus (y) the sum of the Title Defects (net of Title Benefits) described in the Notice of Defective Interests and the sum of Environmental Defects described in the Environmental Defect Notice, delivered on or before the Supplemental Defect Notice Date, shall not exceed twenty percent (20%) of the Initial Purchase Price.

5.7 Contested Environmental Defects. If, pursuant to Section 5.6(a)(3), Seller elects to proceed under this Section 5.7 with respect to an Environmental Defect, the following matters shall be determined pursuant to this Section 5.7: (a) the existence and scope of an Environmental Defect, and (b) the Environmental Defect Value. The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (a) or (b) within thirty (30) days after the Defect Notice Date, either Party may submit the dispute to an environmental consultant or other professional approved in writing by Seller and Buyer that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and that shall not have performed professional services for either Party or any of their respective Affiliates during the previous five (5) years (the “Environmental Expert”). The Environmental Expert shall render his or her decision within fifteen (15) business days after submission of the matters in dispute, which decision shall be final and binding upon both Parties, without right of appeal. In making his or her determination, the Environmental Expert shall be bound by the rules set forth in this Article 5 and may consider such other matters as in the opinion of the Environmental Expert are necessary or helpful to make a proper determination. The Environmental Expert shall conduct the dispute resolution proceeding by written submissions from Buyer and Seller with exhibits, supplemented with appearances by Buyer and Seller, if necessary, as the Environmental Expert may deem necessary. The Environmental Expert shall act as an expert for the limited purpose of determining the disputed Environmental Defect matters submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case to the Environmental Expert. Each Party shall bear one-half of the costs and expenses of the Environmental Expert.

5.8 Exclusive Remedies. The right of Buyer to reduce the Purchase Price to reflect one or more Environmental Defect Adjustments pursuant to this Article 5 or terminate this Agreement pursuant to Section 11.1 shall be the exclusive right and remedy of Buyer with respect to environmental matters with respect to the Shallow Assets. Notwithstanding anything herein provided to the contrary, if an Environmental Defect under this Article 5 results from any matter which could also result in the breach of any representation or warranty of Seller in this Agreement, then Buyer shall only be entitled to assert such matter before the Environmental Defect Notice Date as an Environmental Defect to the extent permitted by this Article 5. Buyer shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

ARTICLE 6

SELLER’S REPRESENTATIONS AND WARRANTIES

Each Seller makes the following representations and warranties as of Closing and as of the Effective Time except where otherwise indicated. The term “Knowledge,” with respect to Seller, means the actual knowledge of Seller’s representatives listed on Schedule 6.1(a) hereto, and with respect to Buyer, means the actual knowledge of Buyer’s representatives listed on Schedule 6.1(b) hereto. The representations and warranties contained in this Article 6 do not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Article 5.

6.1 Organization and Standing. Each Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of West Virginia and is qualified to carry on its business in the State of West Virginia and/or the Commonwealth of Pennsylvania.

6.2 Power. Each Seller is authorized under the Bankruptcy Code to carry on its business in the ordinary course. Subject to Bankruptcy Court approval, the execution and delivery of this Agreement does not, and fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of such Seller’s governing documents, any material agreement or instrument to which such Seller is a party or by which such Seller or the Shallow Assets may be bound, or any material laws applicable to any such Seller or any of the Shallow Assets.

6.3 Authorization and Enforceability. Upon the approval of the Bankruptcy Court, this Agreement constitutes such Seller’s legal, valid and binding obligation, enforceable in accordance with its terms.

6.4 Liability for Brokers’ Fees. Such Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer shall have any responsibility.

6.5 Litigation.

(a) Except for the Bankruptcy Proceeding, there are no actions, suits, proceedings, notice of violation or claim pending or, to the Knowledge of such Seller, threatened, that would impair such Seller’s ability to consummate the Transaction or to assume the liabilities to be assumed by such Seller under this Agreement.

(b) Except for the Bankruptcy Proceeding, there are no actions, suits, proceedings, notice of violation or claim pending or, to the Knowledge of such Seller, threatened, against such Seller or any of the Shallow Assets, in any court or by or before any Governmental Entity involving the ownership or operation of the Shallow Assets; nor is such Seller in default under any order, writ, injunction, or decree of any court or Governmental Entity, in each case that would be reasonably likely to have a material adverse effect.

6.6 Compliance with Law. To such Seller’s Knowledge, the Shallow Assets have been operated in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders. Such Seller has not received any written notice of a violation of any statute, law, ordinance, regulation, rule or order of any Governmental Entity, or any judgment, decree or order of any court, applicable to the Shallow Assets which in each case would be reasonably expected to have a material adverse effect on the Shallow Assets.

6.7 Status and Operation of Shallow Assets. Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Shallow Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Shallow Wells), which expenditures are, individually, estimated to cost Twenty-Five Thousand Dollars ($25,000.00) or more, net to Seller’s interest, and no contractual obligations, proposals or authorities for expenditures are currently outstanding (whether made by Seller or by any other party) to drill additional wells, or to deepen, plug back, rework any Shallow Well, or to conduct other operations on the Shallow Assets for which consent is required under the applicable operating agreement, to abandon any Shallow Well, or to conduct any other operation on the Shallow Assets for which the estimated cost exceeds Twenty-Five Thousand Dollars ($25,000.00), net to Seller’s interest. All expenses and commitments to make expenditures in connection with the ownership or operation of the Shallow Assets after the Effective Time (other than with respect to routine operations performed in the ordinary course of operating the existing Shallow Wells) are listed on Schedule 6.7.

6.8 Taxes. All material Taxes pertaining to the Shallow Assets that are required to have been paid have been properly paid. There are no liens for Taxes with respect to the Shallow Assets other than Permitted Encumbrances. With respect to the Shallow Assets, there are no ongoing suits or proceedings, or to such Seller’s Knowledge, any claims, investigations, audits, inquiries pending or threatened against such Seller in respect of Taxes.

6.9 Imbalance Volumes. There are no gas pipeline and/or wellhead imbalances (positive or negative) (i) which are with gatherers, processors, or transporters, or with co-tenants or working interest owners in a well, unit, or field, (ii) which are associated with the Shallow Assets and (iii) where Seller has received a quantity of gas prior to the Effective Time for which Buyer will have a duty after the Effective Time to deliver an equivalent quantity of gas or pay a sum of money.

6.10 Leases. Such Seller has received no written notice of termination of any of the Leases.

6.11 Material Agreements. Except for the Leases, Exhibit C sets forth all Contracts related to the ownership and operation of the Shallow Assets to which Seller is a party and to which Buyer shall succeed Seller upon Closing.

6.12 Areas of Mutual Interest. Except as disclosed in any of the Contracts, no material Shallow Asset is subject to (or has related to it) any area of mutual interest agreement.

6.13 Production Payments. Seller is not obligated, by virtue of a production payment, prepayment arrangement under any contract for the sale of Hydrocarbons and containing a “take or pay,” advance payment or similar provision, gas balancing agreement or any other arrangement to deliver any material amounts of Hydrocarbons without then or thereafter receiving full payment therefor, or to make payment for any material amounts of Hydrocarbons already produced and sold.

6.14 Insurance. As of the Effective Time, such Seller maintained, and through the Closing Date will maintain, with respect to the Shallow Assets, the insurance coverage in amounts and on terms such Seller reasonably believes to be appropriate and customary in the circumstances.

6.15 No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules) and the documents assigning the Shallow Assets, such Seller makes no other (and Buyer acknowledges that it is not relying upon any) express or implied representation or warranty with respect to such Seller, the Shallow Assets or the Transaction, and such Seller disclaims any other representations or warranties not contained in this Agreement, whether made by such Seller, any Affiliate of such Seller, or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), the disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter would or would reasonably be expected to be material or result in a material adverse effect on the Shallow Assets.

ARTICLE 7

BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer makes the following representations and warranties as of Closing and as of the Effective Time:

7.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Georgia and is duly qualified to carry on its business in the State of West Virginia and the Commonwealth of Pennsylvania.

7.2 Power. Buyer has all requisite power and authority to carry on its business as presently conducted. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate, or be in conflict with, any material provision of Buyer’s governing documents, or any material provision of any agreement or instrument to which Buyer is a party or by which it is bound, or, any judgment, decree, order, statute, rule or regulation applicable to Buyer.

7.3 Authorization and Enforceability. This Agreement constitutes Buyer’s legal, valid and binding obligation, enforceable in accordance with its terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless whether such enforceability is considered in a proceeding in equity or at law.

7.4 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

7.5 Litigation. There is no action, suit, proceeding, claim or investigation by any person, entity, or Governmental Entity pending or, to Buyer’s Knowledge, threatened against it before any Governmental Entity that impedes or is likely to impede its ability to consummate the Transaction and to assume the liabilities to be assumed by it under this Agreement.

7.6 Financial Resources. Buyer has, and shall have as of Closing, sufficient funds with which to pay the Closing Amount and consummate the Transaction and, following Closing, Buyer will have sufficient funds to pay any adjustments to the Purchase Price and meet its other payment obligations under this Agreement.

7.7 Buyer’s Evaluation.

(a) Review. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller has not made any representations or warranties as to the Shallow Assets, including the Records, except as otherwise expressly provided herein and that Buyer may not rely on any of Seller’s estimates with respect to reserves, the value of the Shallow Assets, projections as to future events or other internal analyses, forward looking statements, or any other information other than as set forth in Seller’s representations and warranties herein.

(b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this Transaction including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves of the Shallow Assets.

7.8 Securities Laws. Buyer is an “accredited investor” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and Buyer is acquiring the Shallow Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, as amended, and any other rules, regulations, and laws pertaining to the distribution of securities. Buyer has not sought or solicited, nor is Buyer participating with, investors, partners, or other third parties other than its lenders in order to fund the Purchase Price and to close this Transaction, and all funds to be used by Buyer in connection with this Transaction are Buyer’s own funds or those borrowed from its lenders.

7.9 Buyer’s Qualification. At Closing, Buyer shall be qualified and shall meet all requirements, comparable to the bonding requirements that have been imposed on Seller that are described in Section 8.2(d), to be designated operator of that portion of the Shallow Assets for which Seller serves as operator. It is understood and agreed that certain Governmental Entities may require Buyer to provide higher levels of financial security than they required of Seller. Buyer shall provide all such additional security in order to meet all requirements necessary for Buyer to be designated as operator of the Shallow Assets. Buyer shall cooperate with Seller to facilitate the release by Governmental Entities of Seller’s bonds described in Section 8.2(d).

ARTICLE 8

COVENANTS AND AGREEMENTS

8.1 Covenants and Agreements of Seller. Seller covenant and agree with Buyer as follows:

(a) Operations Prior to Closing. Except as otherwise consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, or provided in this Agreement, from the Effective Time to the Closing, Seller will use reasonable efforts to cause the Shallow Assets to be operated in a good and workmanlike manner consistent with past practices. From the Execution Date to the Closing Date, Seller shall pay or cause to be paid its proportionate share of all costs and expenses incurred in connection with such operations. Seller will notify Buyer and obtain Buyer’s consent, which shall not be unreasonably withheld or delayed, to capital expenditures anticipated to cost in excess of Twenty-Five Thousand Dollars ($25,000.00) per operation, net to Seller’s interest, conducted on the Shallow Assets.

(b) Restriction on Operations. Subject to Section 8.1(a), unless Seller obtains the prior written consent of Buyer to act otherwise (which shall not be unreasonably withheld or delayed), Seller will not (i) abandon any part of the Shallow Assets (except in the ordinary course of business or the abandonment of leases upon the expiration of their respective primary terms), (ii) approve any operations on the Shallow Assets anticipated in any instance to cost more than Fifty Thousand Dollars ($50,000.00) per operation, net to Seller’s interest (excepting emergency operations required under presently existing contractual obligations, and operations undertaken to avoid a monetary penalty or forfeiture provision of any applicable agreement or order all of which shall be deemed to be approved, provided that Seller immediately notifies Buyer of any emergency operation or operation to avoid monetary penalty or forfeiture excepted herein), (iii) encumber, convey or dispose of any part of the Shallow Assets (other than replacement of equipment or the sale of Hydrocarbons produced from the Shallow Assets in the regular course of business), (iv) enter into any farmout or farmin affecting the Shallow Assets, (v) consent to letting lapse any insurance now in force with respect to the Shallow Assets, or (vi) materially modify, or terminate prior to its stated expiration, any Material Agreement.

(c) Marketing. Unless Seller obtains the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) to act otherwise, Seller will not alter any existing marketing contracts currently in existence, or enter into any new marketing contracts or agreements providing for the sale of Hydrocarbons for a term in excess of one (1) month.

(d) Consents. For the purposes of obtaining the written consents required in Sections 8.1(a) through (c), Buyer designates the following contact person: Thomas S. Wright. Such consents may be obtained in writing by overnight courier or given by .pdf or facsimile transmission.

(e) Status. Seller shall use all reasonable efforts to assure that as of the Closing Date, Seller will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(f) Notices of Claims. Seller shall promptly notify Buyer, if, between the date of execution of this Agreement and the Closing Date, Seller receives written notice of any claim, suit, action or other proceeding affecting the Shallow Assets or written notice of any default under the Leases or any Material Agreement.

(g) Compliance with Laws. During the period from the date of execution of this Agreement to the Closing Date, Seller shall use reasonable efforts to cause the Shallow Assets to be operated in compliance in all material respects with all applicable statutes, ordinances, rules, regulations and orders.

(h) Amendment to Schedules. Seller shall, with respect to the representations and warranties of Seller contained in this Agreement, no later than two (2) days prior to Closing, add, supplement or amend the Schedules to such representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For purposes of the Closing conditions set forth in Article 10, the Schedules to Seller’s representations and warranties contained in this Agreement will be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that should Closing occur, any such addition, supplement or amendment shall be taken into account for purposes of the indemnification provisions set forth in Article 14.

(i) Suspense Accounts. Prior to Closing, Seller shall prepare a schedule setting forth the following information: (i) all proceeds of production attributable to the Shallow Assets held by Seller in suspense, (ii) the reason such proceeds are being held in suspense, and (ii) if known, the name or names of the persons claiming such proceeds. Buyer agrees to indemnify Seller against any claim relating to the failure to pay such funds after Closing.

(j) Approval from Bankruptcy Court. Promptly after the execution of this Agreement, Seller shall file in Eastern 1996D Limited Partnership, et al., Case No. 13-34773-HDH-11 pending in the Bankruptcy Court (the “Bankruptcy Proceeding”) a motion seeking approval of the sale of the Shallow Assets to Buyer on the terms and conditions set forth herein and shall file such other pleadings necessary to effect the sale of the Shallow Assets to Buyer. Seller shall provide Buyer with a copy of the motion for its review and approval prior to filing the motion with the Bankruptcy Court.

8.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a) Status. Buyer shall use all reasonable efforts to assure that as of the Closing Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(b) Confidentiality. Upon Closing, the Confidentiality Agreement dated April 18, 2013, between Seller and Buyer, among others, shall terminate. All information obtained from Seller in connection with the Transaction whether before or after the execution of this Agreement (“Information”) is deemed by the Parties to be confidential and proprietary to Seller. Buyer shall take reasonable steps to ensure that Buyer’s employees, consultants and agents comply with the provisions of this Section 8.2(b). Until completion of the Closing, except as required by law, Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives will hold in strict confidence the terms of this Agreement and all Information, subject to such exceptions as are contained in the Confidentiality Agreement. Upon Closing, any obligation of confidentiality under this Section 8.2(b) shall terminate.

(c) Successor Operator. Seller, or one of its Affiliates, is designated as operator of certain Shallow Assets pursuant to joint operating agreements with third parties. Buyer acknowledges that such third parties may not agree to allow Buyer to succeed Seller or one of its Affiliates as operator under such joint operating agreements or may otherwise exercise other rights they may have that would preclude Buyer from succeeding Seller or one of its Affiliates as operator. Buyer specifically acknowledges and agrees that Seller has made no representation or guarantee that Buyer will succeed Seller or one of its Affiliates as operator under any joint operating agreement; provided that Seller shall use commercially reasonably efforts, if requested by Buyer, to support Buyer’s succession of Seller or one of its Affiliates as operator as to any of the Shallow Assets currently operated by Seller or one of its Affiliates, subject to the provisions of any applicable joint operating agreement.

(d) Bonds. Letters of Credit and Guarantees. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities or third parties and relating to the Shallow Assets are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the bonds (except the Seller’s bonds) of the operators of the applicable Shallow Assets, then on or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates. Buyer shall deliver true and correct copies of all its replacement bonds, letters of credit and guarantees prior to the Closing Date.

(e) Intentionally Omitted.

(f) Intentionally Omitted.

8.3 Covenants and Agreements of the Parties.

(a) Communication Between the Parties Regarding Breach. If Buyer develops information during its Due Diligence Review that leads Buyer to believe that Seller has breached a representation or warranty under this Agreement, Buyer shall inform Seller in writing of such potential breach as soon as practicable, but in any event, at or prior to Closing. If any Party believes the other Party has breached any term of this Agreement, the Party who believes the breach has occurred shall promptly give written notice to the breaching Party of the nature of the breach.

(b) Announcements. Prior to the Closing Date, Seller and Buyer shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the Transaction, allowing a reasonable period of time for comment by the other Party; provided, however, that the foregoing shall not prevent either Party from timely complying with any applicable Bankruptcy Code provision, Bankruptcy Court order, securities laws or stock exchange rules. Prior to the Closing Date, neither Party shall be named in any press release or announcement of the other Party without such Party’s prior written consent, which shall not be unreasonably withheld or delayed.

(c) Casualty Loss. Prior to Closing, if a portion of the Shallow Assets is destroyed by fire or other casualty or if a portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (“Casualty Loss”), and the resulting loss from such Casualty Loss exceeds Two Hundred Thousand Dollars ($200,000.00) based on the Allocated Value of the affected Shallow Assets, Buyer shall not be obligated to purchase such Shallow Asset. If Buyer elects to purchase such Shallow Asset, the Purchase Price shall be reduced by the estimated cost to repair such Shallow Asset (with equipment of similar utility), less all insurance proceeds which shall be payable to Buyer, up to the Allocated Value thereof (the reduction being the “Net Casualty Loss”). If Buyer declines to purchase such Shallow Asset, the Purchase Price shall be reduced by the Allocated Value of such Shallow Asset. Seller, at its sole option and expense, may elect to cure such Casualty Loss and, in such event, Seller shall be entitled to all insurance proceeds. If Seller elects to cure such Casualty Loss, Seller may replace any personal property that is the subject of Casualty Loss with personal property of similar grade or utility. If the Casualty Loss is cured to Buyers reasonable satisfaction, Buyer shall purchase the affected Shallow Asset at Closing for the Allocated Value thereof.

(d) Cure of Misrepresentations. If any of the representations and warranties contained in Article 6 or Article 7 hereof are determined (whether by notice from a Party or otherwise) to have been untrue or incorrect as of the Execution Date, then any cure by the other Party prior to Closing of the same shall be at such other Party’s own expense.

(e) Records. Seller shall make the Records available for pick-up by Buyer at Closing to the extent possible, but in any event, within sixty (60) days after Closing. Seller may retain copies of the Records (except all original copies of Leases that Seller is retaining) and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all applicable laws governing document retention. Seller shall be entitled to keep a copy or copies of all Records; provided, however, that Seller shall not sell or otherwise allow third parties to review, copy or otherwise use (for any purpose) any Records retained by Seller for its own account.

(f) Intentionally Omitted.

(g) Intentionally Omitted.

(h) Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction.

(i) Intentionally Omitted.

(j) Intentionally Omitted.

(k) Intentionally Omitted.

ARTICLE 9

TAX MATTERS

9.1 Definitions. For the purposes of this Agreement:

(a) “Impact Fee” means the unconventional gas well fee authorized by Act 13 of 2012 of the Pennsylvania House of Representatives (HB 1950) and codified in Chapter 23, Title 58 of the Pennsylvania Consolidated Statutes, including any penalties, additions to Tax, and interest levied or assessed under or on such fee

(b) “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including state franchise Taxes and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii) above;

(c) “Production Taxes” shall mean all Severance Taxes and Property Taxes;

(d) “Property Taxes” shall mean all ad valorem, real property, personal property, and all other Taxes and similar obligations, including all Impact Fees, and any penalties, additions to Tax, and interest levied or assessed thereon, assessed against the Shallow Assets or based upon or measured by the ownership of the Shallow Assets, but not including Income Taxes, Severance Taxes and Transfer Taxes;

(e) “Severance Taxes” shall mean all extraction, production, excise, net proceeds, severance, windfall profit and all other Taxes and similar obligations, and any penalties, additions to Tax, and interest levied or assessed thereon, with respect to the Shallow Assets that are based upon or measured by the production of Hydrocarbons or the receipt of proceeds therefrom, but not including Property Taxes, Income Taxes, and Transfer Taxes;

(f) “Taxes” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, net receipts, capital gains, net worth, doing business, license, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, stock, stamp, document, filing, recording, registration, authorization, franchise, excise, withholding, social security (or similar), fuel, excess profits, windfall profit, severance, extraction, production, net proceeds, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise; and

(g) “Transfer Taxes” means any sales, use, excise, stock, stamp, document, filing, recording, registration, authorization and similar Taxes, fees and charges, and any penalties, additions to Tax, and interest levied or assessed thereon, but not including Production Taxes or Income Taxes, that are imposed with respect to the Transaction.

9.2 Apportionment of Property Taxes. Property Taxes assessed on a calendar year shall be allocated to the Seller for 2012 and earlier and shall be allocated to the Buyer for 2013 and thereafter. Property Taxes that are not assessed on a calendar year and that are assessed against the Shallow Assets with respect to the Tax period in which the Effective Time occurs (the “Current Tax Period”) shall be allocated between Seller and Buyer as of the Effective Time with (a) Seller being allocated the liability for the share of the actual amount of such Property Taxes for the Current Tax Period determined by multiplying such actual Property Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Buyer being allocated the remainder of the Property Taxes for the Current Tax Period. The foregoing allocations shall be made without duplicating any adjustment to the Purchase Price required by Section 2.3. For the purpose of calculating the Final Purchase Price under Section 13.1, Property Taxes shall be estimated based on based on the best available estimate of Property Tax liability available at the time of Closing with the resulting Purchase Price adjustment to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments; provided that, if the actual tax rates or assessment rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement, and such estimated amounts shall thereupon become full and final settlement of such Taxes for purposes of this Agreement. After Closing, Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to the Property Taxes and shall timely pay or cause to be paid to the taxing authorities all Property Taxes for any Property Tax period during which the Closing Date occurs. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.3 Apportionment of Severance Taxes. Severance Taxes shall be deemed attributable to the period during which the production of the Hydrocarbons with respect to such Severance Taxes occurred, and liability therefor shall be allocated to Seller for pre-Effective Time Severance Taxes and to Buyer for post-Effective Time Severance Taxes, without duplicating any adjustment to the Purchase Price required by Section 2.3. For the purpose of calculating the Final Purchase Price under Section 13.1, Severance Taxes determined with respect to 2012 production shall be estimated based on current State of West Virginia or Pennsylvania Severance Tax rates, as applicable, with the resulting Purchase Price adjustment to be considered full and final settlement of all such Taxes without regard to the actual Tax rates or assessments; provided that, if the actual amounts of such production and Severance Tax rates are not known at the time of the Closing, the amounts shall be re-estimated based on the best information available at the time of the Final Closing Statement, and such estimated amounts shall thereupon become full and final settlement of such Taxes for purposes of this Agreement. After Closing, Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to Severance Taxes for any period that are due after the Closing Date and shall timely pay or cause to be paid to the taxing authorities all Severance Taxes for all taxable periods including the Closing Date. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.4 Transfer Taxes. Notwithstanding anything to the contrary herein, the Purchase Price excludes, and Buyer shall be liable for, any Transfer Taxes required to be paid in connection with the sale of the Shallow Assets pursuant to this Agreement. Buyer shall timely file or cause to be filed all required reports and returns for, related to, or incident to such Transfer Taxes and shall timely pay or cause to be paid to the taxing authorities all Transfer Taxes. Any penalties, additions to Tax, or interest levied or assessed with respect to any failure of Buyer to comply with the previous sentence shall be allocated to, and shall be payable by, Buyer.

9.5 Post-Closing Tax Matters. After the Closing Date, each of Buyer and Seller shall:

(a) reasonably assist the other in preparing any Tax returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the Transaction, and in qualifying for any exemption or reduction in Tax that may be available;

(b) reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the Transaction;

(c) make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the Transactions;

(d) provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and

(e) allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned or delayed.

ARTICLE 10

CONDITIONS PRECEDENT TO CLOSING

10.1 Seller’s Conditions. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (provided, however, that any such representation or warranty of the Buyer contained in Article 7 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 10.1(a)) at and as of the Closing Date in accordance with their terms as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); provided, however, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had or would be reasonably likely to have a material adverse effect on the Shallow Assets; and Buyer has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Buyer or jointly by Buyer and Seller at or prior to the Closing in all material respects and Buyer shall deliver a certificate to Seller confirming the foregoing.

(b) No order has been entered by any Governmental Entity having jurisdiction over the Parties (including the Bankruptcy Court) or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at Closing.

(c) Buyer shall have delivered (or be ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Partial Assignment and the Assignment and Assumption Agreement and all other documents and certificates to be delivered by Buyer under Section 12.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.3 (including delivery of the Closing Amount).

(d) The aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects and Net Casualty Losses shall not exceed the Defect Threshold.

10.2 Buyer’s Conditions. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) All representations and warranties of Seller contained in this Agreement are true and correct in all material respects (provided, however, that any such representation or warranty of the Seller contained in Article 6 that is qualified by a materiality standard shall not be further qualified by materiality for purposes of this Section 10.2(a)) at and as of the Closing Date in accordance with their terms as if such representations were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of the specified date); provided that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties has had or would be reasonably likely to have a material adverse effect on the Shallow Assets; and Seller has performed and satisfied all covenants and agreements required by this Agreement to be performed and satisfied by Seller or jointly by Buyer or Seller at or prior to the Closing in all material respects and Seller shall deliver a certificate to Buyer confirming the foregoing.

(b) No order has been entered by any Governmental Entity having jurisdiction over the Parties (including the Bankruptcy Court) or the subject matter of this Agreement that restrains or prohibits the purchase and sale contemplated by this Agreement and that remains in effect at the time of Closing.

(c) Seller shall have delivered (or be ready, willing and able to immediately deliver) to Buyer duly executed counterparts of the Partial Assignment and the Assignment and Assumption Agreement and all other documents and certificates to be delivered by Seller under Section 12.3 and shall have performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 12.3.

(d) The aggregate reduction to the Purchase Price due to Title Defects, Environmental Defects and Net Casualty Losses shall not exceed the Defect Threshold.

10.3 Conditions of Both Parties. The obligations of Buyer and Seller at the Closing are subject to the satisfaction of the following conditions precedent, which conditions may not be waived by either Party: the entry of a final, non-appealable order by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) in the Bankruptcy Proceeding approving the Transaction, as the Transaction is contemplated by this Agreement, under Section 363 of the United States Bankruptcy Code on the terms and conditions set forth herein.

ARTICLE 11

RIGHT OF TERMINATION

11.1 Termination. This Agreement may be terminated in accordance with the following provisions:

(a) by mutual consent of Seller and Buyer;

(b) by Seller, if Seller’s conditions set forth in Section 10.1(a) are not satisfied or are not capable of satisfaction at such time through no fault of Seller, or are not waived by Seller, as of the Closing Date;

(c) by Buyer, if Buyer’s conditions set forth in Section 10.2(a) are not satisfied or are not capable of satisfaction at such time through no fault of Buyer, or are not waived by Buyer, as of the Closing Date;

(d) by Buyer or Seller in the event that the aggregate reduction to the Initial Purchase Price due to Title Defects (net of any Title Benefits), Environmental Defects (covered by a Notice of Defective Interest and/or Environmental Defect Notice delivered on or before the Initial Defect Notice Date) and Net Casualty Losses exceeds twenty percent (20%) of the Initial Purchase Price (the “Defect Threshold”); or

(e) without the necessity of any action by either Party, if the conditions set forth in Section 10.3 are not satisfied or are not capable of satisfaction on or before May 30, 2014.

If Buyer or Seller terminates this Agreement pursuant to this Section 11.1 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation. If the Closing has not occurred on or prior to the date that is one hundred twenty (120) days after the Execution Date, then this Agreement shall terminate automatically.

11.2 Effects of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 3.4, Section 6.4, Section 7.4, Section 8.3(b) or Section 14.8 of this Agreement and this Article 11 which shall continue in full force and effect).

11.3 Liabilities Upon Termination.

(a) Buyer’s Default. If Closing does not occur because Seller terminates this Agreement pursuant to Section 11.1(b) based upon Buyer’s wrongful failure to tender performance at Closing or Buyer’s breach of this Agreement prior to Closing, and all of the conditions to Closing under Section 10.2(a) (other than the Defect Threshold condition and conditions to be satisfied at Closing) have been satisfied or waived, and Seller is ready to close, then Seller shall be entitled, in its sole discretion, to seek any remedies available at law or in equity. Under the foregoing sentence, Buyer’s failure to close shall not be considered wrongful if (1) Buyer’s conditions under Section 10.2(a) (other than the Defect Threshold condition and conditions to be satisfied at Closing) are not satisfied through no fault of Buyer and are not waived, or (2) Buyer has the right to terminate or has terminated this Agreement as of right under Section 11.1.

(b) Seller’s Default: Other Termination. Buyer shall be entitled, as its sole remedy, to seek to enforce specific performance against Seller hereunder. If Buyer seeks the remedy of specific performance, it must do so within fifteen (15) business days of the date by which it would otherwise deliver a notice of termination pursuant to the last sentence of Section 11.1.

(c) Mutual Conditions Not Met. If Closing does not occur because this Agreement is terminated pursuant to Section 11.1(e), neither Party shall be entitled to seek any remedy, or to recover any damages, from the other Party.

ARTICLE 12

CLOSING

12.1 Date of Closing. The “Closing” of the Transaction shall be held on the fifth business day following the satisfaction of the conditions set forth in Section 10.3 or such other date as the Parties may agree. The date the Closing actually occurs is called the “Closing Date.”

12.2 Place of Closing. The Closing shall be held at the Bridgeport, West Virginia offices of Seller at 9:00 a.m., Eastern Time or at such other time and place as Buyer and Seller may agree in writing.

12.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller and Buyer shall execute, acknowledge and deliver to Buyer (i) the Partial Assignment with, as to only each Shallow Well, a special warranty of title by, through and under Seller but not otherwise and with no warranties, express or implied, as to the personal property, fixtures or condition of the Shallow Wells which are conveyed “as is, where is”; (ii) such other assignments, bills of sale, or deeds necessary to transfer the Shallow Assets to Buyer, including state forms of assignment; (iii) an Assignment and Assumption Agreement in the form attached as Exhibit E under which Seller assigns and Buyer assumes Seller’s interest in the contracts included in the Shallow Assets in accordance with the terms of this Agreement and (iv) all Shallow Assets shall be conveyed free and clear of all pledges, liens, security interests, encumbrances, claims, charges, options, and interests thereon (collectively “the Claims and Interests”) and any such Claims and Interests shall attach to the net proceeds of the sale of such Shallow Assets;

(b) Seller and Buyer shall deliver the certificates required in Sections 10.2(a) and 10.1(a), respectively.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement in accordance with Section 2.3;

(d) Buyer shall cause the Closing Amount to be paid by wire transfer of immediately available funds to the account(s) designated by Seller in writing;

(e) Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof notifying all purchasers of production of the change in ownership of the Shallow Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Shallow Assets;

(f) Seller shall execute and deliver to Buyer all required change of operator forms and notices required by any Governmental Entity or under any Contract;

(g) Seller shall execute and deliver to Buyer a certificate of non-foreign status in the form of Exhibit F, and any applicable West Virginia or Pennsylvania forms certifying that Seller is not subject to withholding pursuant West Virginia or Pennsylvania tax law;

(h) Buyer and PDC Energy, Inc. shall execute and deliver that certain letter agreement regarding indemnification providing for certain indemnification by the general partner of each Seller and related matters under the PSA (the “GP Indemnification Agreement”);

(i) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement; and

(j) At Closing, the Joint Operating Agreement dated September 10, 2013 governing the operation of the Shallow Assets shall be terminated and the Operator, PDC Energy, Inc. and Seller shall waive any claim for damages resulting from the termination of the Joint Operating Agreement.

12.4 Non-Foreign Status. If, on or prior to the Closing Date, Seller provides Buyer with the certificate of non-foreign status described in Section 12.3(g) and Buyer is otherwise permitted to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not withhold any amount under Section 1445 of the Code.

ARTICLE 13

POST-CLOSING ADJUSTMENTS

13.1 Final Settlement Statement. As soon as practicable after the Closing, but in no event later than one hundred twenty (120) days after Closing, Seller, with the assistance of Buyer’s staff and with access to such records as necessary, will cause to be prepared and delivered to Buyer, in accordance with customary industry accounting practices, the final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price in final form in accordance with Section 2.3 and permitted post-Closing adjustments pursuant to Article 4 and Article 5 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price”). Seller shall, at Buyer’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Seller shall afford Buyer and its representatives the opportunity to review such statement and the supporting schedules, analyses, work papers, and other underlying records or documentation as are reasonably necessary and appropriate in Buyer’s review of the Final Settlement Statement. Each Party shall cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable but not later than sixty (60) days following receipt of Seller’s statement hereunder, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. Seller and Buyer shall undertake to agree on the Final Settlement Statement no later than thirty (30) days after receipt of Buyer’s written report containing recommended changes (the “Final Settlement Date”). Unless the Parties are unable to reach agreement on the Final Settlement Statement on or before the Final Settlement Date, then on or prior to the Final Settlement Date, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

13.2 Dispute Mechanism. In the event that Seller and Buyer cannot reach agreement by the Final Settlement Date, either Party may refer the remaining matters in dispute to Hall Kistler & Company LLP, or a regionally-recognized independent accounting firm as may be mutually accepted by Buyer and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Buyer shall each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Buyer in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each Party shall furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such Party or its Affiliates (and such Parties’ independent public accountants). The Parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm shall conduct the arbitration proceedings in Pittsburgh, Pennsylvania in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 13.2. The Agreed Accounting Firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal and such decision shall constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm shall not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Buyer, as applicable, and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the Agreed Accounting Firm. Within ten (10) business days after the date on which the Parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Buyer shall pay to Seller the amount by which the Final Purchase Price exceeds the Closing Amount or (y) Seller shall pay to Buyer the amount by which the Closing Amount exceeds the Final Purchase Price, as applicable. The Parties acknowledge that it is not the intent of this Agreement that either Party be deprived of material amounts of revenue or be burdened by material amounts of expense until the Final Adjustment pursuant to Section 13.1. If at any time after Closing either Party is owed material revenues or material expense reimbursement, which revenues and expense reimbursement owed shall be netted against revenues and expenses due the other Party, it may request payment from the other Party, not more frequently than monthly, and such Party shall make payment of any undisputed amounts within a commercially reasonable period of time.

13.3 Payments. All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Buyer shall be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller. Upon execution of the Final Settlement Statement by the Parties and the payment of the Final Adjustment by one Party to the other, neither Party shall have any further obligation to for any additional adjustments to the Purchase Price under Section 2.3.

ARTICLE 14

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1 Survival of Warranties, Representations and Covenants. The representations and warranties contained in Section 4.1(a) shall terminate on the Initial Defect Notice Date. All other representations and warranties of the Seller, and all other covenants, indemnities and agreements of the Seller contained in this Agreement shall terminate on the Closing Date. The representations and warranties contained in Sections 7.1 through 7.7 shall survive indefinitely, subject to applicable statutes of limitation. All other representations and warranties of Buyer contained in this Agreement shall terminate on the date that is six (6) months following the Closing Date. Except as otherwise provided in this Section 14.1, the covenants, indemnities and agreements of Buyer contained in this Agreement shall survive the Closing and continue in accordance with their respective terms. Each applicable survival period may be referred to herein as a “Survival Period.”

14.2 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations (“Obligations”), relating to the (a) ownership and operation of the Shallow Assets arising from and after the Effective Time, including the owning, developing, exploring, operating or maintaining the Shallow Assets or the producing, transporting and marketing of Hydrocarbons from the Shallow Assets including the payment of Property Expenses; (b) the obligation to plug and abandon all Shallow Wells located on the Lands and reclaim all Shallow Well sites located on the Lands; (c) the Buyer’s Environmental Liabilities; (d) “free gas or gas tap” obligations arising under any Lease, Easement, Contract or otherwise; and (e) all Obligations (other than plugging and abandonment Obligations and Environmental Liabilities, which Obligations Buyer assumes upon Closing without recourse) accruing or relating to the ownership or operation of the Shallow Assets before the Effective Time for which Claims have not been asserted pursuant to the GP Indemnification Letter being delivered under Section 12.3(h) before the date that is six (6) months following the Closing Date; (collectively, the “Assumed Liabilities”); provided, however, Buyer does not, and shall at no time, assume any Obligations of Seller to the extent that such Obligations of Seller are:

(a) attributable to or arise out of the ownership, use or operation of the Excluded Assets; or

(b) attributable to any obligation of Seller or any of its Affiliates attributable to any Income Tax measured by or imposed on the net income of Seller or any of its Affiliates that was or is attributable to Seller’s or any of its Affiliates’ ownership of an interest in or the operation of the Shallow Assets; or

(c) attributable to any costs arising out of the administration of Sellers’ bankruptcy proceedings.

14.3 Indemnification.

(a) “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however any special, consequential, punitive or exemplary damages, diminution of value of a Shallow Asset, loss of profits incurred by a Party hereto or Loss incurred as a result of the Indemnified Party indemnifying a third party.

(b) After the Closing, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its officers, directors, employees and agents, from and against all Losses which arise directly or indirectly from or in connection with (i) the Assumed Liabilities, (ii) any breach by Buyer of any of Buyer’s representations or warranties contained in Article 7 that survive Closing for the respective Survival Period set forth in Section 14.1, or (iii) any breach by Buyer of its covenants and agreements contained in this Agreement.

14.4 Procedure. The indemnifications contained in Section 14.3 shall be implemented as follows:

(a) Claim Notice. The Party seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written notice (a “Claim Notice”) to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the Survival Period and must state: (i) to the extent reasonably possible the amount of each payment claimed by an Indemnified Party to be owing, (ii) to the extent reasonably possible the basis for such claim, with supporting documentation, and (iii) a list identifying to the extent reasonably possible each separate item of Loss for which payment is so claimed. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established as provided in Section 14.4(c), whichever last occurs.

(b) Information. Within thirty (30) days after the Indemnified Party receives notice of a claim or legal action by a third party that may result in a Loss for which indemnification may be sought under this Article 14 (a “Claim”), the Indemnified Party shall give written notice of such Claim to the Indemnifying Party. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party, which must be made within sixty (60) days after receipt of such notice and not thereafter, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any liability or cost to the Indemnified Party for which it is entitled to be indemnified hereunder without its prior written consent. If the Indemnifying Party elects to assume control, (i) all reasonable expenses incurred by the Indemnified Party in connection with the investigation or defense of the Claim, legal action or other matter prior to the time the Indemnifying Party assumes control shall be reimbursed and paid by the Indemnifying Party, (ii) any expenses incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party except for reasonable expenses incurred in connection with providing information or assistance to the Indemnifying Party as required by subsection (iii), and (iii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim, legal action, or other matter but shall be reimbursed and paid for such expenses as provided for in subsection (ii). Before such election is made or in the absence of such an election, the Indemnified Party shall use its best efforts to defend any claim, legal action or other matter and shall be reimbursed and paid by the Indemnifying Party for all reasonable expenses incurred in such defense. Before such election is made or in the absence of such election, the Indemnified Party may settle any Claim, legal action or other matter for which notice has been provided as required by Section 14.4(a), but only with the consent of the Indemnifying Party, which consent may not be unreasonably withheld. If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

(c) Dispute. If the existence of a valid Claim or amount to be paid by an Indemnifying Party is in dispute, the Parties agree to submit determination of the existence of a valid Claim or the amount to be paid pursuant to the Claim Notice to the Bankruptcy Court pursuant to the provisions of Section 15.10, except as otherwise provided in this Section 14.4. Any payment due pursuant to the Bankruptcy Court decision shall be made within fifteen (15) days of the Bankruptcy Court decision.

14.5 No Insurance; Subrogation. The indemnifications provided in this Article 14 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from its respective insurers.

14.6 Reductions in Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses, including by maintaining insurance coverage with respect to the Shallow Assets and making claims relating to the Shallow Assets thereunder. The amount of any Losses for which an Indemnified Person is entitled to indemnity under this Article 14 shall be reduced by (a) the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Losses, and (b) any Tax reductions or other benefits actually or likely to be received by the Indemnified Party in connection with the Losses, after giving effect to any related Tax detriment (determined by reference to the net present value of such Tax reduction or other benefit, calculated using the interest rate in effect at the time of the incurrence of the Tax leading to such Losses).

14.7 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-party for any obligations or liabilities that may be incurred with respect to the Shallow Assets.

14.8 Release. EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO BY SELLER AND BUYER OR PROVIDED FOR BY DECISION OF THE ENVIRONMENTAL EXPERT PURSUANT TO SECTION 5.7 (IF ANY), AT THE CLOSING BUYER HEREBY RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER ITS AFFILIATES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS AND REPRESENTATIVES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER, ITS AFFILIATES, THEIR RESPECTIVE SUCCESSORS AND ASSIGNS AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONSULTANTS AND REPRESENTATIVES, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA.

14.9 Disclaimers.

(a) EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, AND SELLER’S SPECIAL WARRANTY OF TITLE IN THE PARTIAL ASSIGNMENT EXECUTED AND DELIVERED TO BUYER AT CLOSING, THE SHALLOW ASSETS ARE BEING CONVEYED BY SELLER TO BUYER WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND BUYER ACCEPTS THE SHALLOW ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE SHALLOW WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY SELLER HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR BUYER’S CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER. SELLER SHALL HAVE NO LIABILITY TO BUYER FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH SHALLOW WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF BUYER’S PURCHASE THEREOF. BUYER EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS AGREEMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW.

(b) SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE SHALLOW ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE SHALLOW ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS OR OTHER SUBSTANCES FROM THE SHALLOW ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. BUYER ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE HYDROCARBON VOLUMES, FUTURE FINDING COSTS AND FUTURE HYDROCARBON SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

ARTICLE 15

MISCELLANEOUS

15.1 Schedules. The Schedules and Exhibits to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

15.2 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.

15.3 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice, whether personally delivered, sent by facsimile transmission, mail or overnight courier, when received. All notices shall be addressed as follows:

If to Seller:

Karen Nash Nicolau

Atropis, Inc.

8100 Washington Avenue, Suite 1000

Houston, Texas 77077

Telephone: (713) 552-9834

Email: knicolau@atropis-inc.com

and to

c/o PDC Mountaineer, LLC

120 Genesis Boulevard

Bridgeport, West Virginia 26330

Attn: Deward W. Gerdom, Jr. CEO

Telephone: (304) 842-3597

Facsimile: (304) 808-0913

Email: dewey.gerdom@pdce.com

If to Buyer:

Alliance Petroleum Corporation

4150 Belden Village Avenue N.W., Suite 410

Canton, Ohio 44718-2553

Attn: Thomas S. Wright

Telephone: (330) 493-0440

Facsimile: (330) 493-3409

Email: lfrtsw@msn.com

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4 Amendments. Except for waivers specifically provided for in this Agreement, this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

15.5 Assignment. Neither Seller nor Buyer shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

15.6 Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

15.7 Counterparts/Electronic and Fax Signatures. This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or by electronic image scan transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes. Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to each of the other Parties; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals or entities. All references to “dollars” or “$” shall mean United States dollars. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “law” or “laws” shall mean any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any governmental authority.

15.9 Governing Law. THIS AGREEMENT AND THE TRANSACTION AND ANY ARBITRATION OR DISPUTE RESOLUTION CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF WEST VIRGINIA WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES. THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED. SUBJECT TO SECTION 15.10, JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY WITH THE BANKRUPTCY COURT, AND THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BROUGHT IN SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

15.10 Disputes. In the event of a disagreement, dispute, controversy or claim between the Parties arising out of or relating to this Agreement or the transactions contemplated hereby that cannot be resolved between the Parties (a “Dispute”), such Dispute shall be brought in front of, and shall be decided by, the Bankruptcy Court. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE SUBMISSION OF ANY DISPUTE TO THE BANKRUPTCY COURT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 15.10, AND HEREBY WAIVES THE RIGHT TO PROCEED TO ANY OTHER COURT OR ANY OTHER FORUM THAT MAY APPLY TO IT BY REASON OF ITS PRESENT OR FUTURE DOMICILE, OR FOR ANY OTHER REASON.

15.11 Waiver of Certain Damages. NO PARTY SHALL BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR DIMINUTION IN VALUE, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, ANY DOCUMENT OR INSTRUMENT DELIVERED TO IMPLEMENT THIS AGREEMENT OR CONSUMMATE THE TRANSACTION CONTEMPLATED HEREIN.

15.12 Entire Agreement. This Agreement constitutes the entire understanding among the Parties, their respective partners, members, trustees, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter. The Parties stipulate and agree that this Agreement shall be deemed and considered for all purposes, as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution thereof.

15.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any adverse manner to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

15.14 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns.

15.15 No Third-Party Beneficiaries. This Agreement is intended only to benefit the Parties hereto and their respective permitted successors and assigns.

[The balance of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SELLER:
EASTERN 1996D LIMITED PARTNERSHIP,
EASTERN 1997D LIMITED PARTNERSHIP,
EASTERN 1998D LIMITED PARTNERSHIP,
CO and PA 1999D LIMITED PARTNERSHIP
By:	RESPONSIBLE PERSON

By:	/s/ Karen Nash Nicolaou
Karen Nash Nicolaou
BUYER:

ALLIANCE PETROLEUM CORPORATION

By:	/s/ Thomas S. Wright
Name:	Thomas S. Wright
Title:	President

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

EXHIBIT A

Partnership Leases

Wellbore Interest Only

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
PAL00003.000	H. B. McGee and Marjorie McGee, C. C. McGee and Eleanor McGee	Victory Energy Corporation	8/9/1997	1868	210	Clearfield	PA	428	137.098088 137.098091 137.098092 137.098094 137.098107 137.098109 137.098110 137.098111 137.098112 137.098113 137.098114 137.098115 137.098116
PAL00468.001	Marion Butler and Jay Butler, her husband	Victory Land Company	2/7/1987	1138	370	Clearfield	PA	511	137.097021
PAL00468.002	Florence O’Connell and Russell O’Connell, her husband	Victory Land Company	3/9/1987	1144	345	Clearfield	PA	511	137.097021
PAL00468.003	Dorothea J. Stauffer	Victory Land Company	4/1/1985	1137	478	Clearfield	PA	511	137.097021
PAL00468.004	Clarence Carl Stauffer and Louise Stauffer, his wife	Victory Land Company	4/30/1985	1137	483	Clearfield	PA	511	137.097021
PAL00502.000	Glenn E. Thomson, single and Glenn E. Thomson, as Agent for Mildred Thomson Older, widow, Gail T. Brunt and Thomas Brunt, Jr., her husband, Glenn T. McGee and Arlene McGee, his wife, William T. McGee, single, heirs and devisees of Helen T. McGee, deceased	Victory Energy Corporation	10/1/1991	1447	55-57	Clearfield	PA	433	137.097013 137.097014 137.097015 137.097016 137.097017 137.097018
PAL00504.000	John F. Mitchell, III	Phillips Production Company	2/2/1995	1667	141	Clearfield	PA	105	137.097098 137.097099
PAL00521.000	J. Wesley Oler, Jr., Mary Glenn Fowler and Mildred Thomson Oler, as Co-Executors of The Glenn E. Thomson Estate	Victory Energy Corporation	1/29/1996	1441	71	Clearfield	PA	483	137.097169 137.099069
PAL00522.000	The William T. Mahaffey Heirs, County National Bank as Trustee FBO Rebecca M. Latimer, Deborah M. Westover, and Kathryn M. Kramer; Harriet L. Mahaffey, widow	Victory Energy Corporation	2/7/1997	1843	48	Clearfield	PA	36	137.098016
PAL00523.000	Wayne P. Daisher, and Carol J. Kline	Victory Energy Corporation	1/14/1997	1817	522	Clearfield	PA	74	137.097080 137.097081
PAL00524.000	Glenn E. Thomson Estate, Mildred Thomson Oler, widow, Gail T. Brunt and Thomas Brunt, Jr., her husband, Glenn T. McGee and Arlene McGee, his wife, William T. McGee, single, Eric G. McGee, and Marie McGee, his wife, Heirs and Devisees of Helen T. McGee, deceased	Victory Energy Corporation	2/21/1994	1612	32	Clearfield	PA	713	137.097001 137.097002 137.097003 137.097028 137.097029 137.097065 137.097066
PAL00527.000	Richard E. Williams	Victory Energy Development Co.	8/11/1989	1309	371	Clearfield	PA	90	137.098093
PAL00528.001	F. lora Reade	Victory Energy Corporation	4/19/1990	1368	323	Clearfield	PA	375	137.098122 137.098123 137.098124 137.098125 137.098126 137.098127 137.098128 137.098129 137.098131 137.098132

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
PAL00528.002	Dunlap Realty, A Partnership	Victory Energy Corporation	8/15/1990	1368	317	Clearfield	PA	375	137.098123 137.098124 137.098125 137.098126 137.098127 137.098128 137.098129 137.098131 137.098132
PAL00528.003	Arnold B. Shaw and Helen K. Shaw	Victory Energy Corporation	6/21/1990	1368	329	Clearfield	PA	375	137.098123 137.098124 137.098125 137.098126 137.098127 137.098128 137.098129 137.098131 137.098132
PAL00528.004	Sandra Shaw Decasper and Samuel Decasper	Victory Energy Corporation	5/22/1990	1368	335	Clearfield	PA	375	137.098123 137.098124 137.098125 137.098126 137.098127 137.098128 137.098129 137.098131 137.098132
PAL00532.000	George L. Prisk, Donald G. Prisk and Kenneth B. Prisk, t/d/b/a Prisk Dairy Farms	Victory Energy Corporation	10/26/1996	1807	321	Clearfield	PA	140	137.097007 137.097008 137.097086 137.097095
PAL00539.000	Donald B. Tubbs and Blake L. Tubbs	Victory Energy Corporation	1/10/1998	1901	340	Clearfield	PA	91	137.098220 137.098221
PAL00540.001	Evelyn J. DeHaven, widow	Victory Energy Corporation	12/18/1996	1821	240	Clearfield	PA	65	137.097069 137.097070 137.097071
PAL00540.002	Shirley and Ellis Passmore, Sr.	Victory Energy Corporation	12/18/1996	1820	160	Clearfield	PA	65	137.097069 137.097070 137.097071
PAL00544.000	Michael K. Straw and Debra J. Straw	Victory Energy Corporation	1/11/1997	1818	532	Clearfield	PA	25	137.097097
PAL00545.001	Chester J. and D. Lorraine Skonier	Victory Energy Corporation	4/1/1993	1527	139	Clearfield	PA	100	137.097073 137.097074
PAL00545.002	Alfred E. and Catherine Skonier	Victory Energy Corporation	1/18/1993	1527	143	Clearfield	PA	100	137.097073 137.097074
PAL00545.003	Evelyn F. Jennings	Victory Energy Corporation	1/28/1993	1527	147	Clearfield	PA	100	137.097073 137.097074
PAL00546.000	A & G Real Estate	Victory Energy Corporation	5/17/1996	1792	270	Clearfield	PA	122	137.098164 137.098165 137.098166 137.098167

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
PAL00547.000	Robert and Eleanor Ludwig	Victory Energy Corporation	5/15/1997	1844	471	Clearfield	PA	194	137.098103 137.098105
PAL00548.000	Chetwin M. Hurd and Vera S. Hurd, his wife	Victory Energy Corporation	9/29/1997	1881	278	Clearfield	PA	830	137.098085 137.098086 137.098089 137.099145
PAL00549.000	S&D Energy	Victory Energy Corporation	7/15/1997	1859	35	Clearfield	PA	219	137.098181 137.098182 137.098183 137.098185 137.098186
PAL00559.000	Gordon B. Wood and Hazel Wood	Phillips Production Company	6/30/1994	1620	540	Clearfield	PA	48	137.098219
PAL00600.000	Peter W Summers and Shirley Ann Summers	Petroleum Development Corporation	12/13/1997	1896	564	Clearfield	PA	50.9	137.098157
PAL00601.000	Wayne A Freyer, Wayne E Freyer and William C Freyer t/d/b/a Wayne A Freyer and Sons	Petroleum Development Corporation	1/13/1998	1909	205	Clearfield	PA	108	137.099009 137.099010 137.099011 137.099012
PAL00609.000	F Douglas Beard and Tonda S Beard	Petroleum Development Corporation	12/15/1998	0	0	Clearfield	PA	23	137.099059
PAL00611.000	John McKeage Zold	Petroleum Development Corporation	10/31/1998	1987	96	Clearfield	PA	123	137.099007 137.099006 137.099008
PAL00614.000	C Alan Walker, Susan Walker Kriner, Anne Walker Macko, acting by and through E David Nelson, agent, dba Shannon Land and Mining Company	Petroleum Development Corporation	11/7/1997	1888	478	Clearfield	PA	98	137.098097 137.099005
PAL00617.000	Kriner, Anne Walker Macko, acting by and through E David Nelson, agent, dba Shan	Petroleum Development Corporation	11/7/1997	1888	501	Clearfield	PA	268	137.099066 137.099067
PAL00618.000	Kriner, Anne Walker Macko, acting by and through E David Nelson, agent, dba Shan	Petroleum Development Corporation	11/7/1997	1888	495	Clearfield	PA	52	137.098095 137.098096
PAL00619.000	Fred J McCracken and Derek R McCracken and Kathryn A Tubbs	Petroleum Development Corporation	1/22/1998	1909	207	Clearfield	PA	50	137.099035 137.099036
PAL00632.000	Michael Kulikowski and John J Kulikowski	Eagle Resources Corporation	4/10/1997	3111	483	Washington	PA	57	137.098163
PAL00633.000	Harry J Lallier	Eagle Resources Corporation	6/26/1997	3153	144	Washington	PA	120	137.098162
PAL00634.000	David Johnson	Eagle Resources Corporation	5/28/1997	3128	143	Washington	PA	82	137.098161
PAL00635.000	Nicholas Rapsack	Eagle Resources Corporation	6/10/1997	3141	294	Washington	PA	94	137.098160
PAL00639.000	Randall A Rearick and Twila E Rearick	U S Energy Expl Corp	2/26/1997	1721	269	Armstrong	PA	20	137.099108
PAL00640.000	William M Wilson and Mary Alice Cooper	U S Energy Expl Corp	11/16/1996	1664	0308	Armstrong	PA	120	137.099109 137.099111
PAL00641.000	Lawrence E Barr Jr and Laura Lee Barr	U S Energy Expl Corp	10/30/1996	1673	61	Armstrong	PA	62	137.099110
PAL00642.000	Audley Couch, Virginia L Couch, Mark A Couch and Jesse L Couch	U S Energy Expl Corp	4/15/1997	1698	101	Armstrong	PA	60	137.099112
PAL00643.000	Velma E Steidle	U S Energy Expl Corp	11/27/1998	1927	42	Armstrong	PA	17.8	137.099113
PAL00646.000	Kiski Township Sportsmen’s Assoc	U S Energy Expl Corp	4/27/1998	1863	61	Armstrong	PA	170	137.099116
PAL00649.001	Mary E Wateska, Raymond B Wateska	U S Energy Expl Corp	12/1/1998	2016	227	Armstrong	PA	157	137.000087 137.000091

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
PAL00649.002	Debra Ann Walker-Crownover, Norman Eugene Crownover	U S Energy Expl Corp	12/1/1998	2016	224	Armstrong	PA	157	137.000087 137.000091
PAL00649.003	Robert J Walker and Grace M Shearer Walker	U S Energy Expl Corp	6/28/1999	2016	238	Armstrong	PA	157	137.000087 137.000091
PAL00649.004	Edward Walker, David R Walker, Debra Walker Crownover, Roberta A Gearhart	U S Energy Expl Corp	12/1/1998	1894	337	Armstrong	PA	157	137.000087 137.000091
PAL00650.000	Daniel K Shearer, Mary Lou Shearer or Grace Shearer Walker	U S Energy Expl Corp	2/18/1999	2016	233	Armstrong	PA	49.3	137.000025
PAL00652.000	Alfred and Phyllis Goldinger	U S Energy Expl Corp	3/29/1999	2019	256	Armstrong	PA	130	137.000080 137.000089 137.000101
PAL00653.000	C Alan Walker, Susan Walker Kriner, Anne Walker Macko, acting by and through E David Nelson, agent, dba Shannon Land and Mining Company	Castle Gas Company Inc	8/8/1996	1792	540	Clearfield	PA	159	137.098153 137.098154 137.099062
PAL00654.000	Jean Bacharach Gallaher and Charles Gordon Herrington Trust	Castle Gas Company Inc	1/25/1996	1786	551	Clearfield	PA	57	137.098158
PAL00660.000	Robert A. Witherite	Victory Energy Corporation	2/20/1997	1822	241	Clearfield	PA	4.98	137.097094
PAL00661.000	Paul D. and Lorraine M. Witherite, brother and sister	Victory Energy Coorporation	11/8/1996	1807	313	Clearfield	PA	80	137.097094 137.097010 137.097011
PAL00662.000	Lorraine M. Witherite	Victory Energy Coorporation	2/27/1997	1822	245	Clearfield	PA	1.99	137.097094 137.097010 137.097011
PAL00663.000	George L. Prisk, Donald G. Prisk and Kenneth B. Prisk, t/d/b/a Prisk Diary Farms	Victory Energy Corporation	10/26/1996	1807	317	Clearfield	PA	30	137.097009
PAL00668.000	George and Patricia Dickey; Jerry Barrett; Donald and Hannah Barrett; Cloyd and Sandra Barrett	Victory Energy Corporation	3/11/1997	1834	604	Clearfield	PA	59	137.099039
PAL00673.000	Thomas E. Reighard and Tammy A. Reighard	Victory Energy Corporation	6/16/1998	470		Clearfield	PA	24	137.099034
PAL00674.000	National Bank as Trustee FBO Rebecca M. Latimer, Deborah M. Westover and Kathryn	Victory Energy Corporation	4/14/1997	1843	58	Clearfield	PA	107	137.099034
PAL00675.000	James F. and Muriel Reighard, h/w	Victory Energy Corporation	6/16/1998	228		Clearfield	PA	24	137.099034
PAL00676.000	Robert L. and Deborah Reighard	Victory Energy Corporation	6/16/1998	226		Clearfield	PA	24	137.099034
PAL00677.000	Timothy D. Iraca and Diane M. Iraca, His wife; and Beverly A. Smith and Llewellyn Smith, her husband	Victory Energy Corporation	11/4/1998	1983	103	Clearfield	PA	43	137.099024
PAL00678.001	Thomas P. Hartzfeld, James R. Hartzfeld, Judith A. Mogor c/o Hartzfeld Land Partners	Victory Energy Corporation	8/4/1998	1978	434	Clearfield	PA	78	137.099022
PAL00678.002	Jessie Hartzfeld, Individually, Jessie Hartzfeld as Guardian for Gordon Bruce Hartzfeld	Victory Energy Corporation	6/18/1998	1978	438	Clearfield	PA	78	137.099022
PAL00678.003	Dr. William Beckwith	Victory Energy Corporation	9/14/1998	1978	442	Clearfield	PA	78	137.099022
PAL00678.004	Carol Beckwith Clifton	Victory Energy Corporation	6/17/1998	1978	446	Clearfield	PA	78	137.099022
PAL00678.005	Patricia Jean Hogan	Victory Energy Corporation	6/17/1998	1978	458	Clearfield	PA	78	137.099022
PAL00678.006	Martha Downey	Victory Energy Corporation	6/15/1998	1978	454	Clearfield	PA	78	137.099022
PAL00678.007	Fred R. Day	Victory Energy Corporation	6/12/1998	1978	450	Clearfield	PA	78	137.099022
PAL00678.008	Phyllis Day	Victory Energy Corporation	10/30/1998	1983	91	Clearfield	PA	78	137.099022
PAL00678.009	Anne Y. Weigle and Donald K. Weigle	Victory Energy Corporation	6/12/1998	1978	462	Clearfield	PA	78	137.099022

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
PAL00679.000	Spencer, Ray L. Spencer, and Robert G. Spencer trading and doing business as Spencer	Victory Energy Corporation	1/15/1997	1823	494	Clearfield	PA	127	137.099025 137.099026
PAL00680.000	John Mandel, Audrey Ann Mandel, and John P. Mande	Victory Energy Corporation	11/4/1998	1983	95	Clearfield	PA	71	137.099025 137.099026 137.099146
PAL00681.000	The Estate of Thomas Holt Murray, c/o Helen Dufton Clark, Administratrix	Victory Energy Corporation	2/5/1999	0	0	Clearfield	PA	30	137.099093
PAL00682.000	Susquehanna Recreation Corporation	Victory Energy Corporation	8/15/1997	1866	416	Clearfield	PA	227	137.099027 137.099103
PAL00685.000	Forney D. Winner and Mary E. Winner, his wife	Victory Energy Corporation	1/15/1999	0	0	Clearfield	PA	296	137.099149
PAL00686.000	John A. Weaver and James M. Weaver	Victory Energy Corporation	11/7/1998	1986	68	Clearfield	PA	182	137.099017
PAL00687.000	Dorothy L. Stineman, widow, Gilbert E. Caroff and Julie Anne Caroff, husband and wife, Howard C. Matthews and Karen S. Matthews, husband and wife	Victory Energy Corporation	10/29/1998	1144	265	Indiana	PA	443	137.099133 137.099134
PAL00689.000	Frank K. and Mary Clark Snyder	Victory Energy Corporation	10/18/1999	0	0	Clearfield	PA	72	137.000093
PAL00690.000	Jerry Guiher, and Rick Guiher	Victory Energy Corporation	9/19/1998	1971	391	Clearfield	PA	56	137.000023
PAL00695.000	The Thomson Residuary Beneficiaries, being Mary Glenn Flower, J. Wesley Oler Jr., William T. McGee, Glenn T. McGee, Gail T. Brunt, The Pennsylvania State University Varsity Tennis Endowment, the Pennsylvania State University Department of Electrical Engineering of the College of Engineering, The Pennsylvania State University Department of Locomotion Studies of the College of Health and Human Development, Juniata College, Dickinson School of Law, Clearfield Community YMCA, Newburg Baptist Church of LaJose, First Baptist Church of Clearfield, First Baptist Church of Pittsburgh	Victory Energy Corporation	9/4/1999	0	0	Clearfield	PA	421	137.000022
PAL00696.000	Greenwich Collieries, A Division of Pennsylvania Mines Corporatior	Victory Energy Corporation	1/13/1997	1458	1075	Indiana	PA	634	137.099079 137.099080 137.099083 137.000046 137.000055
PAL00700.000	Patricia A. Ireland and Dean Ireland	Angerman Associates, Inc.	1/12/1994	1588	061	Clearfield	PA	104	137.098108
PAL00701.000	Gilbert S. Couch, Trustee and Helen M.	US Energy Exlp. Corp.	2/2/2000	2076	0272	Armstrong	PA	143	137.000088
PAL00702.000	Ronald E. Pikulski, executor of the	U.S. Energy Expl. Corp.	12/16/1996	1664	0317	Armstrong	PA	282	137.000026 137.000027
PAL00703.000	Clarence M. Coleman and Kenneth A.	U.S. Energy Expl. Corp	1/22/1999	1169	256	Indiana	PA	130	137.000028 137.000029
PAL00704.000	Clearfield Bank and Trust Co. and Julia	Castle Gas Company, Inc.	8/14/1997	1867	047	Clearfield	PA	61.11	137.098156
PAL00711.000	Alice Margaret Tate, Lois J. Lipson, Martin C. and Carolyn B. Tate, Paul A. Tate	Victory Energy Corporation	11/16/1996	1809	92	Clearfield	PA	111	137.097004 137.097005 137.097006
WVL00024.001	Steve Thornburg and Clarcie Thornburg, husband and wife	Petroleum Development Corporation	1/5/1998	133	140	Barbour	WV	108	147.099049
WVL00024.002	Rebecca McNeil and J. Michael McNeil, husband and wife	Petroleum Development Corporation	1/10/1998	133	144	Barbour	WV	108	147.099049
WVL00024.003	Mary E. Moats, a widow woman	Petroleum Development Corporation	2/25/1998	133	253	Barbour	WV	108	147.099049
WVL00028.000	Jack W. Miller and Doris C. Miller, husband and wife	Petroleum Development Corporation	12/19/1997	133	88	Barbour	WV	131	147.098200 147.098203 147.098205

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
WVL00176.000	Elladean Railing, a widow woman	Petroleum Development Corporation	6/30/1992	46, 58, 58, 58	681, 45, 47, 49	Taylor	WV	229.25	147.097064
WVL00206.000	Peggy Chesser Hadley, as attorney in fact for Lucille Crim Chesser	Beckler Energy Incorporated	7/11/1991	121	566	Barbour	WV	124	147.099073
WVL00207.000	Shirley Rinker, a widow woman	Petroleum Development Corporation	2/3/1997	131	469	Barbour	WV	15	147.099073
WVL00208.000	Ira D. Hovatter, a widow woman	Petroleum Development Corporation	9/14/1995	129	272	Barbour	WV	111.75	147.099003
WVL00210.000	Martha E. Poling, a widow woman	Petroleum Development Corporation	9/14/1995	129	276	Barbour	WV	82.46	147.099000
WVL00244.000	Glenn C. Larew and Jarrell S. Larew, husband and wife	Petroleum Development Corporation	4/14/1992	46	559	Taylor	WV	192	147.097043 147.099014 147.099052 147.099097
WVL00304.000	L. S. McGee, a widower man	Clarence W. Mutschelknaus	8/22/1978	105	141	Doddridge	WV	78	147.097037
WVL00305.001	Mary F. Hornor, a widow woman	Clarence W. Mutschelknaus	3/10/1981	119	600	Doddridge	WV	106	147.097038
WVL00305.002	Kenneth Guinn, single	Clarence W. Mutschelknaus	3/9/1981	119	529	Doddridge	WV	106	147.097038
WVL00305.003	Mildred Rittenhouse and Stanley Rittenhouse, husband and wife	Clarence W. Mutschelknaus	3/10/1981	119	527	Doddridge	WV	106	147.097038
WVL00305.004	Audra Varner, a widow woman	Clarence W. Mutschelknaus	3/16/1981	119	525	Doddridge	WV	106	147.097038
WVL00305.005	Clarence W. Mutschelknaus and Mary F. Mutschelknaus, husband and wife	Clarence W. Mutschelknaus	3/9/1981	119	421	Doddridge	WV	106	147.097038
WVL00305.006	Bernadette Poole and Robert Poole, husband and wife	Clarence W. Mutschelknaus	6/27/1980	117, 119	56, 418	Doddridge	WV	106	147.097038
WVL00496.001	Gerald M. Fogg, Special Receiver Appointed by Order of the Circuit Court of Barbour County, West Virginia, Entered on December 9,1996, in Civil Action No. 96-C-42	Petroleum Development Corporation	12/11/1996	131	396	Barbour	WV	170	147.097030 147.097031
WVL00496.002	Peggy C. Hadley	Petroleum Development Corporation	3/29/1996	130	515	Barbour	WV	170	147.097030 147.097031
WVL00496.003	John A. Mosesso and Mary K. Mosesso, husband and wife	Petroleum Development Corporation	2/26/1996	130	422	Barbour	WV	57	147.097030 147.097031
WVL00496.004	Donnie R. Daugherty and Naomi Daugherty	Petroleum Development Corporation	11/14/1996	131	337	Barbour	WV	20	147.097030 147.097031
WVL00496.005	Elsie Daugherty, a widow woman	Petroleum Development Corporation	11/19/1996	131	333	Barbour	WV	9	147.097030 147.097031
WVL00496.006	Rev. David E. Brown and Virginia M. Brown	Petroleum Development Corporation	11/19/1996	131	344	Barbour	WV	30	147.097030 147.097031
WVL00496.007	Millicent Canter, a widow woman	Petroleum Development Corporation	2/12/1996	130	406	Barbour	WV	170	147.097030 147.097031
WVL00496.008	Anne H. Collins, single	Petroleum Development Corporation	2/13/1996	130	414	Barbour	WV	170	147.097030 147.097031
WVL00496.009	Richard C. Hopkins, a widower man	Petroleum Development Corporation	2/8/1996	130	402	Barbour	WV	170	147.097030 147.097031
WVL00496.010	Nancy B. Collins, single	Petroleum Development Corporation	2/21/1996	130	410	Barbour	WV	170	147.097030 147.097031
WVL00496.011	R. Holt Poling and Mary Alice Poling, husband and wife	Petroleum Development Corporation	2/23/1996	130	418	Barbour	WV	170	147.097030 147.097031
WVL00496.012	Jack W. Canter	Petroleum Development Corporation	3/25/1996	130	523	Barbour	WV	170	147.097030 147.097031

Lease No	Lessor	Lessee	Lease Date	Book	Page	County	State	Gross Acres	Associated Partnership Wells
WVL00496.013	Rachel Bocock	Petroleum Development Corporation	3/4/1996	130	446	Barbour	WV	170	147.097030 147.097031
WVL00496.014	Betty Krifka	Petroleum Development Corporation	3/25/1996	130	531	Barbour	WV	170	147.097030 147.097031
WVL00496.015	Suzanne C. Sandell	Petroleum Development Corporation	3/27/1996	130	519	Barbour	WV	170	147.097030 147.097031
WVL00496.016	Lucinda H. Rogers, single	Petroleum Development Corporation	4/1/1996	130	527	Barbour	WV	170	147.097030 147.097031
WVL00501.000	Gerald M. Fogg, Special Receiver appointed by order of Circuit Court of Barbour County, entered on 10/21/91, in Burner, et al vs. Shockey, et al Civil Action No. 91 c-68	Petroleum Development Corporation	5/25/1995	129	166	Barbour	WV	172	147.097063 147.097092
WVL00506.001	William A. Shockey and Pauline B. Shockey, husband and wife	Petroleum Development Corporation	1/29/1996	130	78	Barbour	WV	83	147.097023 147.097055
WVL00506.002	Jerry L. Ware and Barbara J. Ware, husband and wife	W.R. McDaniel	1/29/1996	131	208	Barbour	WV	112	147.097023 147.097055
WVL00507.001	Henry W. Wheeler and Teresa Wheeler	Petroleum Development Corporation	2/23/1996	130	450	Barbour	WV	160	147.097056 147.097057
WVL00507.002	Virginia C. Baughman, widow;	Petroleum Development Corporation	1/29/1996	130	82	Barbour	WV	144	147.097056 147.097057
WVL00525.001	Mark V. Schumacher	Petroleum Development Corporation	1/8/1998	133	136	Barbour	WV	98.75	147.099053 147.099054
WVL00525.002	Empire National Bank of Clarksburg, a National Banking Associatior	Petroleum Development Corporation	1/25/1989	114	432	Barbour	WV	98.75	147.099053 147.099054

Exhibit B

Shallow Wells

Wellbore Interest Only

WELL NO	WELL NAME	API NO	PARTNER	WI	NRI
137.000022	THOMPSON #110	37033243090000	PDC99D	99.70014	84.12196
137.000023	GUIHER #1	37033244380000	PDC99D	99.70014	84.12196
137.000025	SHEARER #2	37005262210000	PDC99D	99.70014	84.12196
137.000026	STANKAY #1	37005262340000	PDC99D	99.70014	84.12196
137.000027	STANKAY #2	37005262550000	PDC99D	99.70014	84.12196
137.000028	COLEMAN #1, C.	37063324180000	PDC99D	99.70014	84.12196
137.000029	COLEMAN #2, C.	37063324750000	PDC99D	99.70014	84.12196
137.000046	PA MINES #32	37021208610000	PDC99D	99.70014	84.12196
137.000055	PA MINES #33	37021208660000	PDC99D	99.70014	84.12196
137.000080	GOLDINGER #2	37005262420000	PDC99D	99.70014	84.12196
137.000087	WALKER #2	37005262250000	PDC99D	99.70014	84.12196
137.000088	COUCH #1, G.	37005262220000	PDC99D	99.70014	84.12196
137.000089	GOLDINGER #3	37005262430000	PDC99D	99.70014	84.12196
137.000091	WALKER #4	37005262240000	PDC99D	99.70014	84.12196
137.000093	SNYDER #32	37033245940000	PDC99D	99.70014	84.12196
137.000101	GOLDINGER #4	37005262450000	PDC99D	99.70014	84.12196
137.097001	THOMSON-STEPHENSON #85	37033237200000	PDC96D	94.24951	82.46857
137.097002	THOMSON-STEPHENSON #84	37033237190000	PDC96D	94.24951	82.46857
137.097003	THOMSON-STEPHENSON #81	37033237180000	PDC96D	94.24951	82.46857
137.097004	TATE #33	37033237110000	PDC96D	94.24951	82.46857
137.097005	TATE #34	37033237130000	PDC96D	94.24951	82.46857
137.097006	TATE #31	37033237300000	PDC96D	94.24951	82.46857
137.097007	PRISK #1	37033237360000	PDC96D	94.24951	82.46857
137.097008	PRISK #2	37033237370000	PDC96D	94.24951	82.46857
137.097009	PRISK #4	37033237410000	PDC96D	94.24951	82.46857
137.097010	WITHERITE #1	37033237340000	PDC96D	94.24951	82.46857
137.097011	WITHERITE #2	37033237350000	PDC96D	94.24951	82.46857
137.097013	THOMSON-GIBBS #34	37033237260000	PDC96D	94.24951	82.46857
137.097014	THOMSON-GIBBS #35	37033237270000	PDC96D	94.24951	82.46857
137.097015	THOMSON-GIBBS #36	37033237280000	PDC96D	94.24951	82.46857
137.097016	THOMSON-GIBBS #37	37033237420000	PDC96D	94.24951	82.46857
137.097017	THOMSON-GIBBS #38	37033237290000	PDC96D	94.24951	82.46857
137.097018	THOMSON-GIBBS #39	37033237440000	PDC96D	94.24951	82.46857
137.097021	KRICK #12	37033237460000	PDC96D	94.24951	82.46857
137.097022	MCCLURE #12	37065240650000	PDC96D	74.24984	62.00686
137.097028	THOMSON-STEPHENSON #82	37033237520000	PDC96D	94.24951	82.46857
137.097029	THOMSON-STEPHENSON #83	37033237470000	PDC96D	94.24951	82.46857
137.097058	SWOPE #154	37033236220000	PDC96D	74.24984	62.00686
137.097060	MCCAY #296	37033236200000	PDC96D	74.24984	62.00686
137.097065	THOMSON-STEPHENSON #80	37033237330000	PDC96D	94.24951	82.46857
137.097066	THOMSON-STEPHENSON #79	37033237310000	PDC96D	94.24951	82.46857
137.097069	DEHAVEN #1	37033237800000	PDC96D	94.24951	82.46857
137.097070	DEHAVEN #2	37033237860000	PDC96D	94.24951	82.46857
137.097071	DEHAVEN #3	37033237920000	PDC96D	94.24951	82.46857
137.097073	SKONIER #2	37033237530000	PDC96D	94.24951	82.46857
137.097074	SKONIER #3	37033237540000	PDC96D	94.24951	82.46857
137.097075	IRVIN #322	37033237020000	PDC96D	74.24984	62.00686
137.097079	HOPKINS #317	37033237400000	PDC96D	74.24984	62.00686

WELL NO	WELL NAME	API NO	PARTNER	WI	NRI
137.097080	DAISHER #1	37033237680000	PDC96D	94.24951	82.46857
137.097081	DAISHER #2	37033237720000	PDC96D	94.24951	82.46857
137.097083	MCHENRY #136	37033237630000	PDC96D	74.24984	62.00686
137.097086	PRISK #3	37033237790000	PDC96D	0.80000	0.70000
137.097087	DIEM #5	37033237480000	PDC96D	74.24984	62.00686
137.097091	SHEROSKY #3	37033237690000	PDC96D	74.24984	62.00686
137.097094	WITHERITE #3	37033237850000	PDC96D	94.24951	82.46857
137.097095	PRISK #5	37033237830000	PDC96D	94.24951	82.46857
137.097097	STRAW #1	37033237810000	PDC96D	94.24951	82.46857
137.097098	MITCHELL #5	37033237230000	PDC96D	94.24951	78.69891
137.097099	MITCHELL #6	37033237240000	PDC96D	94.24951	78.69891
137.097169	THOMSON-BLACKHILLS #55	37033238010000	PDC96D	94.24951	82.46857
137.097172	KAUFMAN #288	37033237490000	PDC96D	74.24984	61.99886
137.097174	CARDIN #311	37033237060000	PDC96D	74.24984	61.99886
137.097179	HAAG #327	37033237840000	PDC96D	74.24984	61.99886
137.098016	MAHAFFEY #13	37033238390000	PDC97D	94.59956	82.77486
137.098085	HURD #3	37033239020000	PDC97D	94.59956	82.77486
137.098086	HURD #4	37033238980000	PDC97D	94.59956	82.77486
137.098088	MCGEE #4	37033239060000	PDC97D	94.59956	82.77486
137.098089	HURD #1	37033239000000	PDC97D	94.59956	82.77486
137.098091	MCGEE #5	37033239310000	PDC97D	94.59956	82.77486
137.098092	MCGEE #7	37033239350000	PDC97D	94.59956	82.77486
137.098093	WILLIAMS #3	37033238630000	PDC97D	94.59956	82.77486
137.098094	MCGEE #1	37033239140000	PDC97D	94.59956	82.77486
137.098095	SHANNON #4	37033239770000	PDC97D	99.60029	90.15025
137.098096	SHANNON #5	37033239760000	PDC97D	99.60029	90.15025
137.098097	SHANNON #6	37033239780000	PDC97D	99.60029	90.15025
137.098103	LUDWIG #4	37033239290000	PDC97D	94.59956	82.77486
137.098105	LUDWIG #6	37033238690000	PDC97D	94.59956	82.77486
137.098107	MCGEE #6	37033239370000	PDC97D	94.59956	82.77486
137.098108	IRELAND #1, P.	37033240050000	PDC97D	69.59991	58.11629
137.098109	MCGEE #8	37033239360000	PDC97D	94.59956	82.77486
137.098110	MCGEE #9	37033239090000	PDC97D	94.59956	82.77486
137.098111	MCGEE #15	37033239580000	PDC97D	94.59956	82.77486
137.098112	MCGEE #10	37033239100000	PDC97D	94.59956	82.77486
137.098113	MCGEE #11	37033239110000	PDC97D	94.59956	82.77486
137.098114	MCGEE #12	37033239120000	PDC97D	94.59956	82.77486
137.098115	MCGEE #13	37033239300000	PDC97D	94.59956	82.77486
137.098116	MCGEE #14	37033239130000	PDC97D	94.59956	82.77486
137.098122	MYERS #1	37033239150000	PDC97D	94.59956	82.77486
137.098123	MYERS #2	37033239160000	PDC97D	94.59956	82.77486
137.098124	MYERS #3	37033239200000	PDC97D	94.59956	82.77486
137.098125	MYERS #4	37033239210000	PDC97D	94.59956	82.77486
137.098126	MYERS #5	37033239170000	PDC97D	94.59956	82.77486
137.098127	MYERS #6	37033239180000	PDC97D	94.59956	82.77486
137.098128	MYERS #7	37033239190000	PDC97D	94.59956	82.77486
137.098129	MYERS #8	37033239240000	PDC97D	94.59956	82.77486
137.098131	MYERS #10	37033239330000	PDC97D	94.59956	82.77486
137.098132	MYERS #11	37033239250000	PDC97D	94.59956	82.77486
137.098153	SHANNON #2	37033238950000	PDC97D	99.60029	84.03749
137.098154	SHANNON #3	37033238910000	PDC97D	99.60029	84.03749

WELL NO	WELL NAME	API NO	PARTNER	WI	NRI
137.098156	SPINGOLA #2	37033237220000	PDC97D	99.60029	84.03749
137.098157	SUMMERS #1	37033238900000	PDC97D	99.60029	84.03749
137.098158	HERRINGTON TRUST #1	37033238920000	PDC97D	99.60029	84.03749
137.098160	RAPSACK #1, NICHOLAS	37125218790000	PDC97D	0.74600	0.62944
137.098161	JOHNSON #1, DAVID	37125218330000	PDC97D	0.74600	0.62944
137.098162	LALLIER #1, H.	37125218820000	PDC97D	0.74600	0.62944
137.098163	KULIKOWSKI #1	37125218810000	PDC97D	0.74600	0.62944
137.098164	A&G #21	37033239600000	PDC97D	94.59956	82.77486
137.098165	A&G #22	37033239920000	PDC97D	94.59956	82.77486
137.098166	A&G #23	37033239680000	PDC97D	94.59956	82.77486
137.098167	A&G #24	37033239690000	PDC97D	94.59956	82.77486
137.098181	S&D #1	37033239910000	PDC97D	94.59956	78.99148
137.098182	S&D #2	37033239710000	PDC97D	94.59956	78.99148
137.098183	S&D #3	37033239720000	PDC97D	94.59956	78.99148
137.098185	S&D #5	37033239740000	PDC97D	94.59956	78.99148
137.098186	S&D #6	37033239820000	PDC97D	94.59956	78.99148
137.098219	WOOD #21	37033240000000	PDC97D	94.59956	78.99148
137.098220	TUBBS #21	37033239900000	PDC97D	0.29600	0.25900
137.098221	TUBBS #22	37033239700000	PDC97D	94.59956	81.69986
137.099005	SHANNON #9R	37033241890000	PDC98D	99.59992	87.14981
137.099006	ZOLD #1	37033242420000	PDC98D	0.99600	0.74650
137.099007	ZOLD #2	37033242450000	PDC98D	0.99600	0.74650
137.099008	ZOLD #3	37033242460000	PDC98D	0.99600	0.74650
137.099009	FREYER #1	37033242070000	PDC98D	99.59992	87.14981
137.099010	FREYER #2	37033242080000	PDC98D	99.59992	87.14981
137.099011	FREYER #3	37033242090000	PDC98D	99.59992	87.14981
137.099012	FREYER #4	37033242570000	PDC98D	99.59992	87.14981
137.099015	MAHAFFEY #31	37033242250000	PDC98D	94.59959	82.77514
137.099016	MAHAFFEY #32	37033242200000	PDC98D	94.59959	82.77514
137.099017	WEAVER #1	37033242290000	PDC98D	94.59959	82.77514
137.099022	SPENCER UNIT #8	37033241870000	PDC98D	94.59959	82.77514
137.099024	IRACA #1	37033242010000	PDC98D	94.59959	82.77514
137.099025	MANDELUNIT #2	37033242380000	PDC98D	94.59959	82.77514
137.099026	SPENCER UNIT #9	37033241810000	PDC98D	94.59959	82.77514
137.099027	SUSQUEHANNA REC. #3	37033241260000	PDC98D	94.59959	82.77514
137.099034	REIGHARDUNIT #1	37033242210000	PDC98D	94.59959	82.77514
137.099035	MCCRACKEN #1	37033242170000	PDC98D	99.59992	87.14981
137.099036	MCCRACKEN #2	37033242180000	PDC98D	99.59992	87.14981
137.099039	DICKEY #22	37033242230000	PDC98D	94.59959	82.77514
137.099059	BEARD #1	37033242700000	PDC98D	99.59992	87.14981
137.099062	SHANNON #1R	37033242060000	PDC98D	99.59992	84.03753
137.099066	SHANNON L&M #15	37033239960000	PDC98D	99.59992	87.14981
137.099067	SHANNON L&M #16	37033239970000	PDC98D	99.59992	87.14981
137.099069	THOMSON-BLACKHILLS #95	37033240480000	PDC98D	94.59959	82.77514
137.099079	PA MINE #36	37021208650000	PDC98D	94.59959	82.77514
137.099080	PA MINE #37	37063322770000	PDC98D	94.59959	82.77514
137.099083	PA MINE #40	37021208670000	PDC98D	94.59959	82.77514
137.099093	MURRAY #1	37033242630000	PDC98D	94.59959	82.77514
137.099103	SUSQUEHANNAREC. #4	37033242520000	PDC98D	94.59959	82.77514
137.099108	REARICK #1, R.	37005259200000	PDC98D	99.59992	84.03753
137.099109	WILSON #1	37005259430000	PDC98D	99.59992	84.03753

WELL NO	WELL NAME	API NO	PARTNER	WI	NRI
137.099110	BARR #1	37005259490000	PDC98D	99.59992	84.03753
137.099111	WILSON #2	37005261080000	PDC98D	99.59992	84.03753
137.099112	COUCH #1, A.	37005261150000	PDC98D	99.59992	84.03753
137.099113	STEIDLE #1	37005259940000	PDC98D	99.59992	84.03753
137.099116	KISKI SPORTSMEN #2	37005261270000	PDC98D	99.59992	84.03753
137.099133	CAROFF #l	37063322570000	PDC98D	94.59959	82.77514
137.099134	CAROFF #2	37063322580000	PDC98D	94.59959	82.77514
137.099145	HURD #2	37033242670000	PDC98D	94.59959	82.77514
137.099146	MANDEL UNIT #1	37033242600000	PDC98D	94.59959	82.77514
137.099149	WINNER #1	37033242620000	PDC98D	94.59959	82.77514
147.097023	SHOCKEY #2	47001027260000	PDC96D	99.24992	85.48647
147.097030	SANDRIDGE #1	47001027300000	PDC96D	99.24992	86.84381
147.097031	SANDRIDGE #2	47001027310000	PDC96D	99.24992	86.84381
147.097037	MCGEE L.S. 3	47017043410000	PDC96D	99.24992	84.13000
147.097038	POOLE #4	47017043390000	PDC96D	99.24992	84.13000
147.097043	COALTRAIN #13	47091010020000	PDC96D	99.24992	86.84381
147.097055	SHOCKEY #3	47001027250000	PDC96D	99.24992	85.48647
147.097056	BAUGHMAN #1	47001027270000	PDC96D	99.24992	86.84381
147.097057	BAUGHMAN #2	47001027280000	PDC96D	99.24992	86.84381
147.097063	BURNER-HEIRS #1	47001027210000	PDC96D	0.99250	0.83719
147.097064	RAILING #13	47091010000000	PDC96D	99.24992	86.84381
147.097092	BURNER-HEIRS #3	47001027220000	PDC96D	99.24992	86.84381
147.098200	MILLER #1, JACK	47001027400000	PDC97D	99.60029	87.15025
147.098203	MILLER #4, JACK	47001027430000	PDC97D	99.60029	87.15025
147.098205	MILLER #6, JACK	47001027450000	PDC97D	99.60029	87.15025
147.099000	POLING #1, M.	47001027520000	PDC98D	99.59992	87.14981
147.099003	HOVATER #1	47001027620000	PDC98D	99.59992	87.14981
147.099014	COALTRAIN #14	47091010030000	PDC98D	99.59992	87.14981
147.099049	MCNEIL #2	47001027580000	PDC98D	99.59992	87.14981
147.099052	COALTRAIN #15	47091010400000	PDC98D	99.59992	87.14981
147.099053	EMPIRE BANK #1	47001027470000	PDC98D	99.59992	87.14981
147.099054	EMPIRE BANK #2	47001027480000	PDC98D	99.59992	87.14981
147.099073	CHESSER-RINKERUNIT #1	47001027660000	PDC98D	99.59992	85.15807
147.099097	COALTRAIN #12	47091010410000	PDC98D	99.59992	87.14981

Exhibit C

Contracts

1.	Joint Operating Agreement dated September 10, 2013 by and between PDC Energy, Inc. (“PDCE”) and Eastern 1997-D Limited Partnership.

2.	Joint Operating Agreement dated September 10, 2013 by and between PDCE and CO and PA 1999-D Limited Partnership.

3.	Joint Operating Agreement dated September 10, 2013 by and between PDCE and Eastern 1996-D Limited Partnership.

4.	Joint Operating Agreement dated September 10, 2013 by and between PDCE and Eastern 1998-D Limited Partnership.

Exhibit D

Form of

PARTIAL ASSIGNMENT. BILL OF SALE AND CONVEYANCE

This Partial Assignment, Bill of Sale and Conveyance (the “Assignment”), effective as of April 1, 2013, at 12:01 a.m. Eastern Time (“Effective Time”), is by and between Eastern 1996D Limited Partnership, Eastern 1997D Limited Partnership, Eastern 1998D Limited Partnership, and CO and PA 1999D Limited Partnership, whose address is 120 Genesis Boulevard, Bridgeport, West Virginia 26330 (“Assignor”) and Alliance Petroleum Corporation, a Georgia corporation, whose address is 4150 Belden Village Avenue N.W., Suite 410, Canton, Ohio 44718 (“Assignee”). Assignor and Assignee are each a “Party” and collectively the “Parties.” [NTD: The Assignors will be revised for each individual assignment for each county.]

For Ten Dollars and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor grants, bargains, sells, conveys, assigns, transfers, and delivers unto Assignee all of Assignor’s right, title, and interest whether present, contingent, or reversionary, in and to the following (collectively, the “Shallow Assets”):

(1) the wellbore interests (i.e., only such of the leaseholds as constitute the drillsite for the subject Shallow Wells, to and only to, the depth of each Shallow Well as of the Effective Time) in the oil and gas leases, subleases and other leaseholds described on Exhibit A, together with all amendments, supplements, renewals, extensions or ratifications thereof (collectively, the “Leases”), together with each and every kind and character of right, title, claim, and interest that Assignor has in and to the lands covered by the Leases or the lands currently pooled, unitized or consolidated therewith (the “Lands”);

(2) the oil, gas, casinghead gas, coalbed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances, combustible or non-combustible, under the Leases (“Hydrocarbons”) that may be produced from the Assignor’s wellbore interests under the Leases;

(3) the oil, gas, water, disposal, monitoring or injection wells located on the Lands, whether producing, shut-in, or abandoned, including those described in Exhibit B (the “Shallow Wells”) only as to the depth penetrated in each Shallow Well as of the Effective Time and all rights appurtenant to or associated with the Shallow Wells, including, without limitation, all of Assignor’s right to use the surface adjacent to the Shallow Wells as is necessary to operate the Shallow Wells;

(4) the unitization and pooling agreements, declarations, orders, and the units created thereby relating to the Shallow Assets and to the production of Hydrocarbons, if any, attributable to the Shallow Assets;

(5) all equipment, machinery, fixtures and other tangible personal property and improvements, including but not limited to, tanks, boilers, compression facilities, pumping units, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, roads, and other appurtenances, improvements and facilities (the “Equipment”) located on and used or held for use solely in connection with the operation of the Shallow Assets;

(6) all existing and effective operating agreements (the “Contracts”), insofar as they directly relate solely to the Shallow Assets, as described in Exhibit C, and provided, however, that “Contracts” shall not include the instruments constituting the Leases; and

(7) to the extent transferable without payment of additional consideration, copies of all lease files (Assignor shall retain original lease files), land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, logs, maps, engineering data and reports, interpretive data, technical evaluations and technical outputs, and other books, records, data, files, and accounting records, (the “Records”) in each case to the extent related to the Shallow Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs, and accounting records to the extent disclosure or transfer would result in a violation of applicable law or is restricted by any Required Consent that is not satisfied pursuant to Section 4.5 of the Purchase Agreement, as defined below, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Assignor’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the purchase or sale of the Shallow Assets; provided, however, that Assignor may retain the originals of such Records as Assignor has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes. “Affiliates” shall mean any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in this context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. “Person” shall mean any corporation, partnership (whether general, limited or otherwise), limited liability company, trust, association, joint venture, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity, or any natural person.

NOTWITHSTANDING ANYTHING IN THIS ASSIGNMENT TO THE CONTRARY, the Shallow Assets shall not include, and there is excepted, reserved and excluded from the Assignment (together with the Deep Assets collectively, the “Excluded Assets”), including those items specifically identified in Schedule 1.5 to the Purchase Agreement:

(1) all partnership, financial, income and franchise tax and legal records of Assignor that relate to Assignor’s business generally (whether or not relating to the Shallow Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Assignor pursuant to Section 1.3(f) of the Purchase Agreement, as defined below and copies of any other Records retained by Assignor pursuant to Section 8.3(e) of the Purchase Agreement, as defined below;

(2) all reserve estimates, economic estimates, and, to the extent excluded from the definition of Records, all logs, interpretive data, technical evaluations and technical outputs;

(3) all rights to any refunds for Taxes or other costs or expenses borne by Assignor or Assignor’s predecessors in interest and title attributable to periods prior to the Effective Time, in accordance with the provisions of Article 9 of the Purchase Agreement, as defined below;

(4) all rights, titles, claims and interests of Assignor to or under any bond or bond proceeds;

(5) all documents and instruments of Assignor that may be protected by an attorney-client privilege, other than title opinions, or the work product doctrine;

(6) any refunds due Assignor by a third party for any overpayment of rentals, royalties, excess royalty interests or production payments attributable to the Shallow Assets with respect to any period of time prior to the Effective Time;

(7) any causes of action, claims, rights, indemnities or defenses available to or benefiting Assignor with respect to any period of time prior to the Effective Time; and

(8) all amounts due or payable to Assignor as adjustments to insurance premiums related to the Shallow Assets with respect to any period prior to the Effective Time.

For the avoidance of doubt, Assignor owns no rights in any formation below the top of the Rhinestreet formation within the State of West Virginia, and Assignor owns no rights below the top of the Marcellus zone in the Commonwealth of Pennsylvania. Nothing in this Assignment shall be construed as transferring or granting any rights below the top of the Rhinestreet formation in the State of West Virginia or below the top of the Marcellus zone in the Commonwealth of Virginia, because Assignor does not own any rights to any formation below the top of such Rhinestreet formation or any rights to any formation below the top of the Marcellus zone.

TO HAVE AND TO HOLD the Shallow Assets unto Assignee, its successors and assigns, forever, subject to the following terms and conditions.

A. Special Warranty of Title. SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT AND THE PERMITTED ENCUMBRANCES, ASSIGNOR AGREES TO WARRANT AND FOREVER DEFEND TITLE TO THE SHALLOW ASSETS UNTO ASSIGNEE AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING, OR TO CLAIM THE SAME, OR ANY PART THEREOF, BY, THROUGH, OR UNDER ASSIGNOR, BUT NOT OTHERWISE.

B. Subrogation. To the extent permitted by law, Assignee shall be subrogated to Assignor’s rights in and to representations, warranties, and covenants given with respect to the Shallow Assets. Assignor hereby grants and transfers to Assignee, its successors and assigns, to the extent so transferable and permitted by law, the benefit of and the right to enforce the covenants, representations, and warranties, if any, which Assignor is entitled to enforce with respect to the Shallow Assets, but only to the extent not enforced by Assignor.

C. Assumption of Contracts. Assignee hereby assumes and agrees to be bound by all express and implied covenants, rights, benefits, conditions, obligations, and liabilities under the Contracts insofar as they directly relate solely to the Shallow Rights.

D. Successors and Assigns. This Assignment binds and inures to the benefit of Assignor and Assignee and their respective successors and assigns, and all obligations shall be a covenant running with the land.

E. Entire Agreement; Purchase Agreement. This Assignment supersedes all other prior written or oral agreements, except the Purchase and Sale Agreement between Assignor and Assignee dated January 30, 2014 (the “Purchase Agreement”), which this Assignment is made subject to. If there is a conflict between the terms of this Assignment and the terms of the Purchase Agreement, the terms of the Purchase Agreement will control to the extent of the conflict. Assignor and Assignee intend that the terms of the Purchase Agreement not merge into the terms of this Assignment. There are no oral agreements between the Parties not set out in writing. All capitalized terms used but not defined herein have the meanings given them in the Purchase Agreement.

F. DISCLAIMER OF WARRANTY. EXCEPT FOR ASSIGNOR’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6 OF THE PURCHASE AGREEMENT, AND ASSIGNOR’S SPECIAL WARRANTY OF TITLE CONTAINED IN THIS ASSIGNMENT, THE SHALLOW ASSETS ARE BEING CONVEYED BY ASSIGNOR TO ASSIGNEE WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, AND THE PARTIES HEREBY EXPRESSLY DISCLAIM, WAIVE AND RELEASE ANY EXPRESS WARRANTY OF MERCHANTABILITY, CONDITION OR SAFETY AND ANY EXPRESSED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND ASSIGNEE ACCEPTS THE SHALLOW ASSETS, “AS IS, WHERE IS, WITH ALL FAULTS, WITHOUT RECOURSE.” ALL DESCRIPTIONS OF THE SHALLOW WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES HERETOFORE OR HEREAFTER FURNISHED TO ASSIGNEE BY ASSIGNOR HAVE BEEN AND SHALL BE FURNISHED SOLELY FOR ASSIGNEES CONVENIENCE, AND HAVE NOT CONSTITUTED AND SHALL NOT CONSTITUTE A REPRESENTATION OR WARRANTY OF ANY KIND BY ASSIGNOR. ASSIGNOR SHALL HAVE NO LIABILITY TO ASSIGNEE FOR ANY CLAIMS, LOSS OR DAMAGE CAUSED OR ALLEGED TO BE CAUSED DIRECTLY OR INDIRECTLY, INCIDENTALLY OR CONSEQUENTIALLY, BY SUCH SHALLOW WELLS, EQUIPMENT, FACILITIES, PERSONAL PROPERTY, FIXTURES AND STRUCTURES BY ANY INADEQUACY THEREOF OR THEREWITH, ARISING IN STRICT LIABILITY OR OTHERWISE, OR IN ANY WAY ARISING OUT OF ASSIGNEE’S PURCHASE THEREOF. ASSIGNEE EXPRESSLY WAIVES THE WARRANTY OF FITNESS AND THE WARRANTY AGAINST VICES AND DEFECTS, WHETHER APPARENT OR LATENT, IMPOSED BY ANY APPLICABLE STATE OR FEDERAL LAW. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW, THE DISCLAIMERS CONTAINED IN THIS ASSIGNMENT ARE “CONSPICUOUS” FOR THE PURPOSES OF SUCH APPLICABLE LAW. ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO THE ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE SHALLOW ASSETS BASED THEREON OR THE CONDITION OR STATE OF REPAIR OF ANY OF THE SHALLOW ASSETS; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES ASSIGNEE AND ASSIGNOR ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF HYDROCARBONS OR OTHER SUBSTANCES FROM THE SHALLOW ASSETS, IT BEING ACKNOWLEDGED, AGREED AND EXPRESSLY UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH ASSIGNEE HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF ASSIGNEE. ASSIGNEE ALSO STIPULATES, ACKNOWLEDGES AND AGREES THAT RESERVE REPORTS ARE ONLY ESTIMATES OF PROJECTED FUTURE HYDROCARBON VOLUMES, FUTURE FINDING COSTS AND FUTURE HYDROCARBON SALES PRICES, ALL OF WHICH FACTORS ARE INHERENTLY IMPOSSIBLE TO PREDICT ACCURATELY EVEN WITH ALL AVAILABLE DATA AND INFORMATION.

G. Further Assurances. Each Party, at the request of the other Party and without additional consideration, shall execute and deliver to the requesting Party all such further assignments, deeds, agreements, contracts, instruments and other documents as the requesting Party may reasonably request in order to perform, accomplish, perfect or record, if reasonably necessary, the assignment and conveyance to Assignee of the Shallow Assets acquired by Assignee hereunder as contemplated by this Assignment, to otherwise carry out the intention of this Assignment. Without limiting the foregoing, should it be determined after the Closing that Assignor owned as of the Effective Time additional oil and gas leases as described at the end of paragraph (1) above and wells in the county in which the Shallow Assets covered hereby are located that, if identified prior to the Closing would have been included among the Shallow Assets but not among the Excluded Assets, then Assignee may request Assignor to assign (subject to the depth limitation described in paragraph (1) above) such later identified oil and gas leases and wells at a mutually agreeable price. If the Parties reach such agreement, the subject interests shall be conveyed to Assignee with an instrument substantially in the form of this Assignment.

H. Governing Law. THIS ASSIGNMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WEST VIRGINIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE VALIDITY OF THE VARIOUS CONVEYANCES AFFECTING THE TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.

I. Schedules and Exhibits. All schedules and exhibits attached hereto are hereby made part hereof and incorporated herein by this reference. References in such schedules and exhibits to instruments on file in the public records are notice of such instruments for all purposes. Unless provided otherwise, all recording references in such schedules and exhibits are to the appropriate records of the counties in which the Shallow Assets are located.

J. Counterparts. This Assignment may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same whether or not all of such Parties execute the same counterpart. If counterparts of this Assignment are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Assignment, but each counterpart shall be considered an original.

K. Amendment and Waiver. This Assignment may be altered, amended, or waived only by a written agreement executed by the Parties. No waiver of any provision of this Assignment shall be deemed or shall constitute a waiver of any other provision of this Assignment (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

[Remainder of page left intentionally blank. Signature page follows.]

IN WITNESS WHEREOF, each Assignor has executed this Assignment as of the date of acknowledgment, but this Assignment shall be effective as of the Effective Time.

ASSIGNOR [to be revised for each assignor]

EASTERN 1996D LIMITED PARTNERSHIP, EASTERN 1997D LIMITED PARTNERSHIP, EASTERN 1998D LIMITED PARTNERSHIP, CO and PA 1999D LIMITED PARTNERSHIP

By:	RESPONSIBLE PERSON

BY:
Karen Nash Nicolaou

ASSIGNEE

ALLIANCE PETROLEUM CORPORATION

By:
Thomas S.Wright
President

Partial Assignment, Bill of Sale and Conveyance

ASSIGNOR’S ACKNOWLEDGEMENT

STATE OF WEST VIRGINIA	)
) ss
COUNTY OF HARRISON	)

This instrument was acknowledged before me this                  day of             , 2014, by                     , as                 of                     , a                  , on behalf of the corporation.

Notary Public

My Commission Expires:

ASSIGNEE ACKNOWLEDGEMENT

STATE OF WEST VIRGINIA	)
) ss
COUNTY OF HARRISON	)

This instrument was acknowledged before me this                 day of                 , 2014, by Thomas S. Wright, as President of Alliance Petroleum Corporation, a Georgia corporation, on behalf of the corporation.

Notary Public

My Commission Expires:

THIS INSTRUMENT PREPARED BY:	PDC ENERGY, INC., 120 Genesis Boulevard,
Bridgeport, West Virginia, 26330

Exhibit E

Form of

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assumption Agreement”), entered into on             , 2014, but effective as of April 1, 2013, at 12:01 a.m. Eastern Time (the “Effective Time”), is by and among Eastern 1996D Limited Partnership, Eastern 1997D Limited Partnership, Eastern 1998D Limited Partnership, CO and PA 1999D Limited Partnership, each a West Virginia limited partnership (“Assignor”), and Alliance Petroleum Corporation, a Georgia corporation (“Assignee”). Assignor and Assignee are referred to herein individually as “Party” and collectively as the “Parties.”

RECITALS

A. Assignor and Assignee have entered into a Purchase and Sale Agreement dated January 30, 2014, but effective as of the Effective Time (the “PSA”). Terms capitalized but not defined herein shall have the meaning given such terms in the PSA.

B. This Assumption Agreement is being executed contemporaneously with the Closing, pursuant to which Assignor is assigning all of its right, title and interest in and to the contracts directly relating solely to the Shallow Assets, including without limitation, those contracts described on Exhibit “A” hereto and incorporated herein (the “Contracts”) to Assignee on the terms and conditions set forth in the PSA.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Assignment. Assignor hereby transfers, conveys, and assigns unto Assignee, its successors and assigns, all of Assignor’s right, title, interest and benefits in and to the Contracts, together with all of Assignor’s covenants, conditions, obligations and liabilities in and under the Contracts, insofar as they are attributable to periods from and after the Effective Time.

2. Assumption. In consideration for the foregoing assignment, Assignee does hereby assume and agree to be bound by all express and implied covenants, conditions, obligations and liabilities in and under the Contracts, insofar as they are attributable to periods from and after the Effective Time.

3. No Third Party Beneficiaries. This Assumption Agreement will not (i) entitle any party other than Assignor and Assignee to any claim, cause of action, remedy or right of any kind; (ii) ratify, revive or reinstate any claim or cause of action under any of the Contracts which otherwise would have expired, terminated or been waived by passage of time; or (iii) provide any benefit to any third party under any of the Contracts or under any other contracts or agreements, it being the intent of the Assignor and Assignee that this Assumption Agreement will not be construed as a third party beneficiary contract.

4. Assets. The Contracts assigned in this Assumption Agreement comprise a portion of, and are not in addition to, the Shallow Assets conveyed in the PSA executed by Assignor and Assignee on the same date as this Assumption Agreement.

5. Further Assurances. Each Party covenants and agrees to take such other action and to execute such additional instruments and documents as may be reasonably necessary or advisable to consummate the purposes contemplated by this Assumption Agreement.

6. Governing Law. This Assumption Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of West Virginia, without reference to rules relating to conflicts of law.

7. Dispute Resolution. Any dispute, claim or controversy of any kind or nature between the Parties related to, arising under or connected with this Assumption Agreement shall be resolved using the procedures set forth in Section 15.10 of the PSA.

8. Headings. The headings of the Sections of this Assumption Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Assumption Agreement.

9. Exhibits. All Exhibits attached to this Assumption Agreement are hereby incorporated and made a part of this Assumption Agreement.

10. Severability. If any provision of this Assumption Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Assumption Agreement.

11. Counterparts. This Assumption Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument. Electronic and fax signatures shall be considered binding.

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assumption Agreement on the date indicated above, but effective as of the Effective Time.

ASSIGNOR:

EASTERN 1996D LIMITED PARTNERSHIP, EASTERN 1997D LIMITED PARTNERSHIP, EASTERN 1998D LIMITED PARTNERSHIP, CO and PA 1999D LIMITED PARTNERSHIP

By:	RESPONSIBLE PERSON

BY:
Karen Nash Nicolaou

ASSIGNEE:

ALLIANCE PETROLEUM CORPORATION

By:
Name:	Thomas S. Wright
Title:	President

SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT A

Attached to Assignment and Assumption Agreement dated January 30, 2014, by and among

Eastern 1996D Limited Partnership, Eastern 1997D Limited Partnership, Eastern 1998D Limited

Partnership, CO and PA 1999D Limited Partnership as Assignor, and Alliance Petroleum Corporation, as Assignee

Contracts

EXHIBIT F

FORM OF CERTIFICATE OF SELLER’S NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity that has legal title to a U.S. real property interest under local law will be the transferor of the property and not the disregarded entity. To inform the transferee, Alliance Petroleum Corporation, that withholding of tax is not required upon the disposition of a U.S. real property interest by [Eastern 1996D Limited Partnership] [Eastern 1997D Limited Partnership] [Eastern 1998D Limited Partnership] [CO and PA 1999D Limited Partnership] (“Transferor”), the undersigned hereby certifies under penalties of perjury the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor is not a disregarded entity as defined in Treas. Reg. § 1.1445-2(b)(2)(iii);

3. Transferor’s U.S. employer identification number is                 ; and

4. Transferor’s office address is: 120 Genesis Boulevard, Bridgeport, West Virginia 26330.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

[Eastern 1996D Limited Partnership] [Eastern 1997D Limited Partnership] [Eastern 1998D Limited Partnership] [CO and PA 1999D Limited Partnership], a West Virginia limited partnership

[By PDC Energy, Inc., its general partner

By:

Name:

Title:

Date: , 2014

Schedule 2.2

Allocated Values

WELL NO	WELL NAME	API NO	PARTNER	ALLOCATED VALUE
147.099073	CHESSER-RINKERUNIT #1	47001027660000	PDC98D	$92,712.20
137.098094	MCGEE #1	37033239140000	PDC97D	$60,944.84
137.097071	DEHAVEN #3	37033237920000	PDC96D	$58,365.15
137.098129	MYERS #8	37033239240000	PDC97D	$49,153.18
137.098126	MYERS #5	37033239170000	PDC97D	$48,212.74
137.097069	DEHAVEN #1	37033237800000	PDC96D	$47,854.93
147.099000	POLING #1, M.	47001027520000	PDC98D	$46,668.42
137.097029	THOMSON-STEPHENSON #83	37033237470000	PDC96D	$45,603.61
147.099014	COALTRAIN #14	47091010030000	PDC98D	$45,115.09
137.098128	MYERS #7	37033239190000	PDC97D	$41,633.06
147.098205	MILLER #6, JACK	47001027450000	PDC97D	$41,019.03
137.098166	A&G #23	37033239680000	PDC97D	$39,709.97
137.097002	THOMSON-STEPHENSON #84	37033237190000	PDC96D	$38,329.62
147.097064	RAILING #13	47091010000000	PDC96D	$37,278.45
137.099011	FREYER #3	37033242090000	PDC98D	$34,639.49
147.099054	EMPIRE BANK #2	47001027480000	PDC98D	$34,475.86
137.097081	DAISHER #2	37033237720000	PDC96D	$34,013.77
137.099116	KISKI SPORTSMEN #2	37005261270000	PDC98D	$33,948.96
137.097066	THOMSON-STEPHENSON #79	37033237310000	PDC96D	$32,502.39
137.097065	THOMSON-STEPHENSON #80	37033237330000	PDC96D	$32,162.30
137.099109	WILSON #1	37005259430000	PDC98D	$30,272.33
137.097074	SKONIER #3	37033237540000	PDC96D	$29,006.80
137.098127	MYERS #6	37033239180000	PDC97D	$27,674.51
137.098016	MAHAFFEY #13	37033238390000	PDC97D	$27,032.74
137.000022	THOMPSON #110	37033243090000	PDC99D	$26,402.47
137.098164	A&G #21	37033239600000	PDC97D	$22,893.43
147.099049	MCNEIL #2	47001027580000	PDC98D	$22,401.08
147.098203	MILLER #4, JACK	47001027430000	PDC97D	$22,157.15
137.097098	MITCHELL #5	37033237230000	PDC96D	$22,019.93
147.097037	MCGEE L.S. 3	47017043410000	PDC96D	$21,977.83
137.098095	SHANNON #4	37033239770000	PDC97D	$21,293.50
137.099080	PA MINE #37	37063322770000	PDC98D	$20,856.66
137.099110	BARR #1	37005259490000	PDC98D	$20,367.05
137.000023	GUIHER #1	37033244380000	PDC99D	$20,144.92
147.097043	COALTRAIN #13	47091010020000	PDC96D	$19,378.70
137.099026	SPENCER UNIT #9	37033241810000	PDC98D	$19,226.69
137.099113	STEIDLE #1	37005259940000	PDC98D	$17,400.15
137.099083	PA MINE #40	37021208670000	PDC98D	$17,059.71
137.099027	SUSQUEHANNAREC. #3	37033241260000	PDC98D	$16,845.44
137.099112	COUCH #1, A.	37005261150000	PDC98D	$16,568.69
137.000046	PA MINES #32	37021208610000	PDC99D	$15,912.73
137.098124	MYERS #3	37033239200000	PDC97D	$14,884.40
137.098114	MCGEE #12	37033239120000	PDC97D	$14,278.02
137.098109	MCGEE #8	37033239360000	PDC97D	$14,250.69
137.097022	MCCLURE #12	37065240650000	PDC96D	$13,854.32
137.098113	MCGEE #11	37033239110000	PDC97D	$13,692.10
137.098165	A&G #22	37033239920000	PDC97D	$13,637.43
147.097023	SHOCKEY #2	47001027260000	PDC96D	$13,440.41
147.097031	SANDRIDGE #2	47001027310000	PDC96D	$12,911.64
137.097003	THOMSON-STEPHENSON #81	37033237180000	PDC96D	$12,740.50
137.097004	TATE #33	37033237110000	PDC96D	$12,701.60
137.098115	MCGEE #13	37033239300000	PDC97D	$12,629.02
137.000029	COLEMAN #2, C.	37063324750000	PDC99D	$12,557.18
137.099133	CAROFF #l	37063322570000	PDC98D	$12,552.00
137.000093	SNYDER #32	37033245940000	PDC99D	$11,935.69

147.099073	CHESSER-RINKER UNIT #1	47001027660000	PDC98D	$92,712.20
137.098125	MYERS #4	37033239210000	PDC97D	$11,326.93
137.098089	HURD #1	37033239000000	PDC97D	$11,299.38
137.099059	BEARD #1	37033242700000	PDC98D	$10,875.58
137.097001	THOMSON-STEPHENSON #85	37033237200000	PDC96D	$10,811.76
137.099035	MCCRACKEN #1	37033242170000	PDC98D	$10,389.13
137.098116	MCGEE #14	37033239130000	PDC97D	$10,266.84
137.099007	ZOLD #2	37033242450000	PDC98D	$9,175.85
137.097075	IRVIN #322	37033237020000	PDC96D	$9,078.24
137.098097	SHANNON #6	37033239780000	PDC97D	$8,710.64
147.097038	POOLE #4	47017043390000	PDC96D	$8,649.10
137.099093	MURRAY #1	37033242630000	PDC98D	$8,631.12
137.098093	WILLIAMS #3	37033238630000	PDC97D	$8,555.86
137.097169	THOMSON-BLACKHILLS #55	37033238010000	PDC96D	$8,530.61
147.099053	EMPIRE BANK #1	47001027470000	PDC98D	$8,423.57
137.098096	SHANNON #5	37033239760000	PDC97D	$8,385.23
137.097091	SHEROSKY #3	37033237690000	PDC96D	$8,300.88
137.097079	HOPKINS #317	37033237400000	PDC96D	$7,950.29
137.099025	MANDELUNIT #2	37033242380000	PDC98D	$7,921.78
137.099006	ZOLD #l	37033242420000	PDC98D	$7,892.01
137.098091	MCGEE #5	37033239310000	PDC97D	$7,843.79
137.098112	MCGEE #10	37033239100000	PDC97D	$7,753.11
137.099010	FREYER #2	37033242080000	PDC98D	$7,691.58
137.099039	DICKEY #22	37033242230000	PDC98D	$7,567.52
137.099017	WEAVER #1	37033242290000	PDC98D	$7,504.49
137.099108	REARICK #1, R.	37005259200000	PDC98D	$7,492.06
137.097017	THOMSON-GIBBS #38	37033237290000	PDC96D	$7,229.04
137.097028	THOMSON-STEPHENSON #82	37033237520000	PDC96D	$7,139.02
137.098221	TUBBS #22	37033239700000	PDC97D	$6,974.95
137.097083	MCHENRY #136	37033237630000	PDC96D	$6,870.10
137.099079	PA MINE #36	37021208650000	PDC98D	$6,839.56
137.097016	THOMSON-GIBBS #37	37033237420000	PDC96D	$6,810.49
137.098181	S&D #1	37033239910000	PDC97D	$6,769.80
137.099005	SHANNON #9R	37033241890000	PDC98D	$6,730.20
137.099036	MCCRACKEN #2	37033242180000	PDC98D	$6,510.28
147.097030	SANDRIDGE #1	47001027300000	PDC96D	$6,441.40
137.097099	MITCHELL #6	37033237240000	PDC96D	$6,327.68
137.097097	STRAW #1	37033237810000	PDC96D	$6,288.08
137.097015	THOMSON-GIBBS #36	37033237280000	PDC96D	$6,232.82
137.099034	REIGHARDUNIT #1	37033242210000	PDC98D	$6,136.33
137.097060	MCCAY #296	37033236200000	PDC96D	$6,076.92
137.097009	PRISK #4	37033237410000	PDC96D	$6,045.09
137.098131	MYERS #10	37033239330000	PDC97D	$5,772.90
137.099062	SHANNON #1R	37033242060000	PDC98D	$5,768.73
137.099022	SPENCER UNIT #8	37033241870000	PDC98D	$5,747.35
137.097014	THOMSON-GIBBS #35	37033237270000	PDC96D	$5,647.26
137.099149	WINNER #1	37033242620000	PDC98D	$5,138.54
137.099069	THOMSON-BLACKHILLS #95	37033240480000	PDC98D	$4,990.83
137.097073	SKONIER #2	37033237530000	PDC96D	$4,957.06
137.098182	S&D #2	37033239710000	PDC97D	$4,694.63
137.097005	TATE #34	37033237130000	PDC96D	$4,529.33
137.097070	DEHAVEN #2	37033237860000	PDC96D	$4,013.22
137.099008	ZOLD #3	37033242460000	PDC98D	$3,900.64
137.097095	PRISK #5	37033237830000	PDC96D	$3,564.05
137.098085	HURD #3	37033239020000	PDC97D	$3,498.03
137.097087	DIEM #5	37033237480000	PDC96D	$3,443.65
147.098200	MILLER #1, JACK	47001027400000	PDC97D	$3,195.28
137.097058	SWOPE #154	37033236220000	PDC96D	$3,125.65
137.099016	MAHAFFEY #32	37033242200000	PDC98D	$3,011.38

147.099073	CHESSER-RINKERUNIT #1	47001027660000	PDC98D	$92,712.20
137.098107	MCGEE #6	37033239370000	PDC97D	$2,995.76
137.097013	THOMSON-GIBBS #34	37033237260000	PDC96D	$2,501.84
137.000080	GOLDINGER #2	37005262420000	PDC99D	$2,419.26
137.099066	SHANNON L&M #15	37033239960000	PDC98D	$2,408.05
137.099067	SHANNON L&M #16	37033239970000	PDC98D	$2,408.05
137.000055	PA MINES #33	37021208660000	PDC99D	$2,244.02
137.098220	TUBBS #21	37033239900000	PDC97D	$2,097.46
137.098132	MYERS #11	37033239250000	PDC97D	$1,943.54
147.099097	COALTRAIN #12	47091010410000	PDC98D	$1,942.74
137.098108	IRELAND #1, P.	37033240050000	PDC97D	$1,862.52
137.098161	JOHNSON #1, DAVID	37125218330000	PDC97D	$1,813.61
137.097021	KRICK #12	37033237460000	PDC96D	$1,620.15
137.000027	STAN KAY #2	37005262550000	PDC99D	$1,562.79
137.097006	TATE #31	37033237300000	PDC96D	$1,391.62
147.097055	SHOCKEY #3	47001027250000	PDC96D	$1,350.25
147.099052	COALTRAIN #15	47091010400000	PDC98D	$996.86
137.098086	HURD #4	37033238980000	PDC97D	$570.53
137.097007	PRISK #1	37033237360000	PDC96D	$500.00
137.097008	PRISK #2	37033237370000	PDC96D	$500.00
137.097010	WITHERITE #1	37033237340000	PDC96D	$500.00
137.097011	WITHERITE #2	37033237350000	PDC96D	$500.00
137.097018	THOMSON-GIBBS #39	37033237440000	PDC96D	$500.00
137.097080	DAISHER #1	37033237680000	PDC96D	$500.00
137.097094	WITHERITE #3	37033237850000	PDC96D	$500.00
137.097172	KAUFMAN #288	37033237490000	PDC96D	$500.00
137.097174	CARDIN #311	37033237060000	PDC96D	$500.00
137.097179	HAAG #327	37033237840000	PDC96D	$500.00
147.097056	BAUGHMAN #1	47001027270000	PDC96D	$500.00
147.097057	BAUGHMAN #2	47001027280000	PDC96D	$500.00
147.097092	BURNER-HEIRS #3	47001027220000	PDC96D	$500.00
137.098088	MCGEE #4	37033239060000	PDC97D	$500.00
137.098092	MCGEE #7	37033239350000	PDC97D	$500.00
137.098103	LUDWIG #4	37033239290000	PDC97D	$500.00
137.098105	LUDWIG #6	37033238690000	PDC97D	$500.00
137.098110	MCGEE #9	37033239090000	PDC97D	$500.00
137.098111	MCGEE #15	37033239580000	PDC97D	$500.00
137.098122	MYERS #1	37033239150000	PDC97D	$500.00
137.098123	MYERS #2	37033239160000	PDC97D	$500.00
137.098153	SHANNON #2	37033238950000	PDC97D	$500.00
137.098154	SHANNON #3	37033238910000	PDC97D	$500.00
137.098156	SPINGOLA #2	37033237220000	PDC97D	$500.00
137.098157	SUMMERS #1	37033238900000	PDC97D	$500.00
137.098158	HERRINGTON TRUST #1	37033238920000	PDC97D	$500.00
137.098167	A&G #24	37033239690000	PDC97D	$500.00
137.098183	S&D #3	37033239720000	PDC97D	$500.00
137.098185	S&D #5	37033239740000	PDC97D	$500.00
137.098186	S&D #6	37033239820000	PDC97D	$500.00
137.098219	WOOD #21	37033240000000	PDC97D	$500.00
137.099009	FREYER #1	37033242070000	PDC98D	$500.00
137.099012	FREYER #4	37033242570000	PDC98D	$500.00
137.099015	MAHAFFEY #31	37033242250000	PDC98D	$500.00
137.099024	IRACA #1	37033242010000	PDC98D	$500.00
137.099103	SUSQUEHANNA REC. #4	37033242520000	PDC98D	$500.00
137.099111	WILSON #2	37005261080000	PDC98D	$500.00
137.099134	CAROFF #2	37063322580000	PDC98D	$500.00
137.099145	HURD #2	37033242670000	PDC98D	$500.00
137.099146	MANDELUNIT #1	37033242600000	PDC98D	$500.00
147.099003	HOVATER #1	47001027620000	PDC98D	$500.00

147.099073	CHESSER-RINKERUNIT #1	47001027660000	PDC98D	$92,712.20
137.000025	SHEARER #2	37005262210000	PDC99D	$500.00
137.000026	STAN KAY #1	37005262340000	PDC99D	$500.00
137.000028	COLEMAN #1, C.	37063324180000	PDC99D	$500.00
137.000087	WALKER #2	37005262250000	PDC99D	$500.00
137.000088	COUCH #1, G.	37005262220000	PDC99D	$500.00
137.000089	GOLDINGER #3	37005262430000	PDC99D	$500.00
137.000091	WALKER #4	37005262240000	PDC99D	$500.00
137.000101	GOLDINGER #4	37005262450000	PDC99D	$500.00
147.097063	BURNER-HEIRS #1	47001027210000	PDC96D	$484.38
137.097086	PRISK #3	37033237790000	PDC96D	$437.66
137.098160	RAPSACOl, NICHOLAS	37125218790000	PDC97D	$378.91
137.098162	LALLIER #1, H.	37125218820000	PDC97D	$378.91
137.098163	KULIKOWSKI #1	37125218810000	PDC97D	$378.91
				$1,997,436.08

Schedule 6.1(a)

Seller’s Knowledge Representatives

Dewey Gerdom, Chief Executive Officer of PDCM

Brad McPherson, Land Manager of PDCM

Eddie Carder, EHS Manager of PDCM

Schedule 6.1(b)

Buyer’s Knowledge Representatives

Thomas Wright, President of Buyer

Dora L. Silvis, Executive Vice President/Chief Operating Officer of Buyer

Schedule 6.7

Status and Operation of Shallow Assets

NONE